UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ◻
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⌧	Definitive Proxy Statement
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◻	Soliciting Material under §240.14a-12

BOOT BARN HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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◻ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Proxy Statement for Annual Meeting of Stockholders

July 14, 2022

Dear Fellow Boot Barn Stockholder:

You are cordially invited to attend the 2022 Annual Meeting of Stockholders of Boot Barn Holdings, Inc., which will be held at Boot Barn Holdings, Inc., 15345 Barranca Pkwy., Irvine, California 92618, on Monday, August 29, 2022, at 11:30 a.m. local time.

At the Annual Meeting, we will ask you to elect eight members of our board of directors; vote on a non-binding advisory proposal to approve the compensation paid to our named executive officers for fiscal 2022 (commonly referred to as “say-on-pay”); ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2023 fiscal year; and consider such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

With regards to the election of members to our board of directors, Greg Bettinelli, who has served on our board since 2012, has decided not to stand for re-election at this year’s Annual Meeting. We thank Greg for his many contributions over the years. Accordingly, a board of eight directors will be elected at the Annual Meeting.

We have elected to provide access to the proxy materials over the internet, other than to those stockholders who request a paper copy, under the Securities and Exchange Commission’s “notice and access” rules to reduce the environmental impact and cost of our Annual Meeting. However, if you would prefer to receive paper copies of our proxy materials, please follow the instructions included in the Notice of Internet Availability.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. Therefore, we urge you to promptly vote and submit your proxy via the internet, by telephone, or by mail, in accordance with the instructions included in the Proxy Statement.

On behalf of the board of directors, we would like to thank you for your continued interest and investment in Boot Barn Holdings, Inc.

Sincerely,

James G. Conroy

President and Chief Executive Officer

BOOT BARN HOLDINGS, INC.

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	Monday, August 29, 2022 at 11:30 a.m. local time.

Place:	Boot Barn Holdings, Inc., 15345 Barranca Pkwy., Irvine, California 92618.

Items of Business:	(1)	To elect eight directors to serve until the 2023 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

	(2)	To vote on a non-binding advisory resolution to approve the compensation paid to our named executive officers for fiscal 2022 (“say-on-pay”).

	(3)	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending April 1, 2023.

	(4)	To consider such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Adjournments and Postponements:

Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Record Date:	Holders of record of our common stock as of the close of business on June 30, 2022 will be entitled to notice of, and to vote at, the Annual Meeting.

Voting:

Your vote is very important. All stockholders as of the record date are cordially invited to attend the Annual Meeting and vote in person. To assure your representation at the Annual Meeting, however, we urge you to vote by proxy as promptly as possible over the Internet or by phone as instructed in the Notice of Internet Availability of Proxy Materials or, if you receive paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card. You may vote in person at the Annual Meeting even if you have previously returned a proxy.

By Order of the board of directors,

James M. Watkins Chief Financial Officer and Secretary

This notice of Annual Meeting and proxy statement and form of proxy are being distributed and made available on or about July 14, 2022.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder

Meeting to be held on August 29, 2022.

This proxy statement and our 2022 Annual Report to Stockholders, are available at http://investor.bootbarn.com.

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should review all of the information contained in the proxy statement before voting.

Annual Meeting of Stockholders

Date:	Monday, August 29, 2022
Time:	11:30 a.m., local time
Location:	Boot Barn Holdings, Inc., 15345 Barranca Pkwy., Irvine, California 92618
Record Date:	June 30, 2022
Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote.

Proposals and Voting Recommendations

	Board Recommendation	Page
Election of Directors
Peter Starrett	For	5
Chris Bruzzo	For	6
Eddie Burt	For	6
James G. Conroy	For	6
Lisa G. Laube	For	7
Anne MacDonald	For	7
Brenda I. Morris	For	8
Brad Weston	For	8
Advisory vote on the compensation paid to our named executive officers for fiscal 2022	For	42
Ratification of Deloitte & Touche LLP as our independent registered public accounting firm	For	45

Voting Methods

You can vote in one of four ways:

Visit www.envisionreports.com/BOOT to vote VIA THE INTERNET
Call 1-800-652-VOTE (8683) to vote BY TELEPHONE
If you have requested the proxy materials by mail, sign, date and return your proxy card in the prepaid enclosed envelope to vote BY MAIL
Attend the Annual Meeting to vote IN PERSON

To reduce our administrative and postage costs and the environmental impact of the Annual Meeting, we encourage stockholders to vote via the Internet or by telephone, both of which are available 24 hours a day, seven days a week, until 5:00 p.m. Central Time on August 28, 2022. Stockholders may revoke their proxies at the times and in the manners described on page 4 of this proxy statement.

If your shares are held in “street name” through a bank, broker or other holder of record, you will receive voting instructions from the holder of record that you must follow in order for your shares to be voted. If you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the bank, broker or other holder of record that holds your shares.

BOOT BARN HOLDINGS, INC.

15345 Barranca Pkwy.

Irvine, California 92618

2022 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

This Proxy Statement and the enclosed form of proxy are solicited on behalf of Boot Barn Holdings, Inc., a Delaware corporation (referred to as our “Company”), by our board of directors for use at the 2022 Annual Meeting of Stockholders, (referred to as the “Annual Meeting”), and any postponements or adjournments thereof. The Annual Meeting will be held at Boot Barn Holdings, Inc., 15345 Barranca Pkwy., Irvine, California 92618, on Monday, August 29, 2022 at 11:30 a.m. local time.

Internet Availability of Proxy Materials

In accordance with rules adopted by the Securities and Exchange Commission (referred to as the “SEC”) that allow companies to furnish their proxy materials over the Internet, we are mailing a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy statement and our 2022 Annual Report to most of our stockholders. The Notice of Internet Availability of Proxy Materials contains instructions on how to access those documents and vote over the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how to request a paper copy of our proxy materials, including our proxy statement, our 2022 Annual Report, and a form of proxy card. We believe this process will allow us to provide our stockholders the information they need in a more timely manner, while reducing the environmental impact and lowering our costs of printing and delivering the proxy materials.

These proxy solicitation materials are being first released on or about July 14, 2022 to all stockholders entitled to vote at the Annual Meeting.

Record Date

Stockholders of record at the close of business on June 30, 2022, which we have set as the record date, are entitled to notice of and to vote at the Annual Meeting.

Number of Outstanding Shares

On the record date, there were 29,806,461 outstanding shares of our common stock, par value $0.0001 per share.

Requirements for a Quorum

The holders of a majority of the issued and outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Each stockholder voting at the Annual Meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the Annual Meeting.

Votes Required for Each Proposal

Assuming that a quorum is present, the vote required for each proposal is as follows.

Directors shall be elected by a plurality of the votes cast by shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Therefore, the eight nominees who receive the greatest number of affirmative votes cast shall be elected as directors. We do not have cumulative voting rights for the election of directors.

The advisory vote on the compensation of our named executive officers for fiscal 2022 (commonly referred to as a “say-on-pay” proposal) and the proposal to ratify Deloitte & Touche LLP as the independent registered public accounting firm of our Company for the fiscal year ending April 1, 2023 require the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon.

Although the say-on-pay proposal is non-binding, it will provide information to our compensation committee and our board of directors regarding investor sentiment about our executive compensation philosophy, policies, and practices, which our compensation committee and our board of directors will consider when determining executive compensation for the years to come.

The vote on each matter submitted to stockholders is tabulated separately. ComputerShare Trust Company, N.A., or a representative thereof, will tabulate the votes.

Our Board’s Recommendation for Each Proposal

Our board of directors recommends that you vote your shares:

●	“FOR” each director nominee;

●	“FOR” the “say-on-pay” proposal; and

●	“FOR” the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of our Company for the fiscal year ending April 1, 2023.

Voting Instructions

You may vote your shares by proxy by doing any one of the following: vote via the Internet at www.envisionreports.com/BOOT; call 1-800-652-VOTE (8683) to vote by telephone; or if you have requested the proxy materials by mail, sign, date and return your proxy or voting instruction card in the prepaid enclosed envelope to vote by mail. When a proxy is properly executed and returned, the shares it represents will be voted at the Annual Meeting as directed.

If a proxy card is properly executed and returned and no voting specification is indicated, the shares will be voted (1) “FOR” the election of each of the eight nominees for director set forth in this proxy statement, (2) “FOR” the “say-on-pay” proposal, (3) “FOR” the proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of our Company for the fiscal year ending April 1, 2023, and (4) as the persons specified in the proxy deem advisable in their discretion on such other matters as may come before the Annual Meeting. As of the date of this proxy statement, we have received no notice of any such other matters.

If you attend the Annual Meeting, you may vote in person even if you have previously voted via the Internet or by phone or returned a proxy or voting instruction card by mail, and your in-person vote will supersede any vote previously cast.

Broker Non-Votes and Abstentions

If you are a beneficial owner of shares held in “street name” and do not provide the broker, bank, or other nominee that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the broker, bank, or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is commonly referred to as a “broker non-vote.”

The election of directors (“Proposal 1”) and the say-on-pay proposal (“Proposal 2”) are matters considered non-routine under applicable rules. Therefore, a broker, bank, or other nominee cannot vote without your instructions on Proposals 1 or 2; as a result, there may be broker non-votes on Proposals 1 or 2. For your vote to be counted on Proposals 1 or 2, you will need to communicate your voting decisions to your broker, bank, or other nominee by the deadline specified in the voting instruction form using the voting instruction form provided by your broker, bank, or other nominee.

The ratification of appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending April 1, 2023 (“Proposal 3”) is a matter considered routine under applicable rules. A broker, bank, or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected in connection with Proposal 3.

Broker non-votes and abstentions each are counted for determining the presence of a quorum. The election of directors requires a plurality of votes cast. Neither broker non-votes nor any withhold votes in the election of directors will have any effect thereon. With respect to Proposals 2 and 3, abstentions will have the same effect as votes “against” such proposal because they represent shares present and entitled to vote that are not voted in favor of such proposal. Broker non-votes will have no effect on Proposal 2 because it does not represent shares entitled to vote on such proposal. Broker non-votes are not applicable to Proposal 3, because Proposal 3 is a routine matter, as described above.

Revoking Proxies

Any stockholder giving a proxy may revoke the proxy at any time before its use by furnishing to us either a written notice of revocation or a duly executed proxy (via internet, telephone or mail) bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

Election Inspector

We have engaged ComputerShare Trust Company, N.A. to be the election inspector. Votes cast by proxy or in person at the Annual Meeting will be tabulated by such election inspector, who will determine whether a quorum is present. The election inspector will treat broker non-votes and abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, and as described in the “Broker Non-Votes and Abstentions” section of this proxy statement for purposes of determining the approval of any matter submitted to stockholders for a vote.

Voting Results

The final voting results from the Annual Meeting will be included in a Current Report on Form 8-K to be filed with the SEC within four business days of the Annual Meeting.

Costs of Solicitation of Proxies

We will bear the cost of this proxy solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding proxy solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation. We do not expect to engage or pay any compensation to a third-party proxy solicitor.

Householding

We have adopted a procedure called “householding”, which has been approved by the SEC. Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice of Internet Availability of Proxy Materials, and as applicable, any additional proxy materials that are delivered. A separate proxy card for each stockholder of record will be included in the printed materials. This procedure reduces our printing costs, mailing costs and fees. Upon written request, we will promptly deliver a separate copy of the Notice or, if applicable, the printed proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice or Annual Report or, if applicable, the printed proxy materials, please notify us by sending a written request to our Corporate Secretary at 15345 Barranca Pkwy., Irvine, California 92618. Street name stockholders may contact their broker, bank or other nominee to request information about householding.

Availability of our Filings with the SEC and Additional Information

Through our investor relations website, http://investor.bootbarn.com, we make available free of charge all of our SEC filings, including our proxy statements, our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K, as well as Form 3, Form 4, and Form 5 reports of our directors, officers, and principal stockholders, together with amendments to these reports filed or furnished pursuant to Sections 13(a), 15(d), or 16 of the Securities Exchange Act of 1934, as

amended (referred to as the “Exchange Act”). We will also provide upon written request, without charge to each stockholder of record as of the record date, a copy of our Annual Report on Form 10-K for the fiscal year ended March 26, 2022 as filed with the SEC. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense we incur in furnishing such exhibits. Any such requests should be directed to our Corporate Secretary at our executive offices set forth in this proxy statement.

All of our SEC filings can also be accessed through the SEC’s website, http://www.sec.gov.

The common stock of our Company is listed on the NYSE, and reports and other information on our Company can be reviewed at the office of the NYSE at 11 Wall Street, New York, NY 10005.

Information Deemed Not Filed

Our 2022 Annual Report to Stockholders, which was made available to stockholders with or preceding this proxy statement, contains financial and other information about our Company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act. The information contained in the “Compensation Committee Report” and “Report of the Audit Committee” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

Other Information

We report our results of operations on a 52- or 53-week fiscal year ending on the last Saturday in March, unless April 1 is a Saturday, in which case the fiscal year ends April 1. In a 52-week fiscal year, each quarter includes thirteen weeks of operations; in a 53-week fiscal year, the first, second and third quarters each include thirteen weeks of operations and the fourth quarter includes fourteen weeks of operations. Our last three completed fiscal years ended on March 28, 2020, March 27, 2021, and March 26, 2022 were each 52-week periods. We refer to our fiscal years ended March 28, 2020, March 27, 2021 and March 26, 2022 as “fiscal 2020”, “fiscal 2021” and “fiscal 2022”, respectively.

As used in this proxy statement, unless the context otherwise requires, references to the “Company”, “Boot Barn”, “we”, “us” and “our” refer to Boot Barn Holdings, Inc. and, where appropriate, its subsidiaries.

CORPORATE GOVERNANCE

Our Board

Our business and affairs are managed by our board of directors, which currently consists of nine members. Greg Bettinelli, who has served on our board since 2012, has decided not to stand for re-election at this year’s Annual Meeting. Accordingly, a board of eight directors will be elected at the Annual Meeting. The following sets out information about the eight director nominees.

Peter Starrett Chairman of the Board Independent Director Age: 74 Director since: 2011 Chairman since: 2012 Committees: Compensation Corporate Governance and Nominating

Mr. Starrett has served as Chairman of the Board since 2012 and as a member of our board of directors since 2011. Mr. Starrett has over 30 years of experience in the retail industry. In 1998, Mr. Starrett founded Peter Starrett Associates, a retail advisory firm, and has served as its President since that time. From 1990 to 1998, Mr. Starrett served as the President of Warner Bros. Studio Stores Worldwide, a specialty retailer. Previously, he was Chairman and Chief Executive Officer at The Children’s Place, a specialty clothing retailer. Prior to that, he held senior executive positions at both Federated Department Stores and May Department Stores, each a department store retailer. Mr. Starrett serves on the board of directors of Floor & Decor Holdings, Inc. (NYSE, FND), a retailer of hard surface flooring. In addition, he is a member of the board of directors of several private companies. Previously, he was also Chairman of the Board of Pacific Sunwear, Inc., and served on the board of directors of hhgregg, Inc. Mr. Starrett received a bachelor’s degree from the University of Denver and received a master’s degree in business administration from Harvard University. We believe that Mr. Starrett is qualified to serve on our board of directors because of his extensive experience as an officer and director of both public and private companies in the retail industry.

Chris Bruzzo Independent Director Age: 52 Director since: 2021 Committee: Compensation, Chairperson

Mr. Bruzzo joined our board of directors in April of 2021. Mr. Bruzzo currently serves as the Executive Vice President and Chief Experience Officer of Electronic Arts. Mr. Bruzzo has more than 15 years of experience working for global consumer brands, with extensive knowledge in marketing, brand management, digital strategy and communications. Amongst other roles, Mr. Bruzzo previously served as the Senior Vice President, Channel Brand Management for Starbucks Corporation from 2007 to 2014, Vice President, Marketing and Public Relations for Amazon.com Inc. from 2003 to 2006, and Assistant Vice President, Communications for Regence Blue Shield from 1998 to 2003. Mr. Bruzzo currently serves on the Board of Directors of Clif Bar & Company. Mr. Bruzzo is also the executive sponsor and advocate for Somos EA, Electronic Arts’ Latinx employee resource group, and is a member of the Latino Corporate Directors Association. Mr. Bruzzo holds a bachelor of arts degree in political science from Whitworth University. We believe that Mr. Bruzzo is qualified to serve on our board of directors because of his extensive experience working for global consumer brands.

Eddie Burt Independent Director Age: 56 Director since: 2021 Committee: Audit

Mr. Burt joined our board of directors in February of 2021. Mr. Burt currently serves as the Executive Vice President, Chief Supply Chain Officer of Big Lots Inc. (NYSE, BIG). Mr. Burt has over 30 years of experience in the retail industry with extensive knowledge around supply chain and real estate operations. Mr. Burt previously served as the Executive Vice President of Merchandising and Supply Chain for GNC from 2017 to 2018. Prior to that, Mr. Burt worked for PetSmart, Inc. from 2007 to 2015, beginning as Vice President of Distribution and progressing to Senior Vice President of Supply Chain with later movement to Senior Vice President of Real Estate and Development. From 2004 to 2007, he worked as the Director of Domestic Distribution for The Home Depot, Inc. From 1989 to 2004, Mr. Burt worked in various roles within Distribution at Mervyn’s Department Store, which included a two-year developmental assignment running asset protection. Mr. Burt holds a bachelor’s degree in business administration from Morehouse College in Atlanta, Georgia. We believe that Mr. Burt is qualified to serve on our board of directors because of his extensive experience in the retail industry.

James G. Conroy Director Age: 52 Director since: 2012

Mr. Conroy has been a director and our President and Chief Executive Officer since 2012. Prior to joining Boot Barn, Mr. Conroy was with Claire’s Stores, Inc. from 2007 to 2012 where Mr. Conroy served as Chief Operating Officer and Interim Co‑Chief Executive Officer in 2012, President from 2009 to 2012 and Executive Vice President from 2007 to 2009. Before joining Claire’s Stores, Inc., Mr. Conroy was also employed by Blockbuster Entertainment Group from 1996 to 1998, Kurt Salmon Associates from 2003 to 2005 and Deloitte Consulting in various capacities. Mr. Conroy serves on the board of directors of Party City Holdco Inc. (NYSE, PRTY), a vertically integrated supplier of decorated party goods. Mr. Conroy also serves on the Foundation Board of Children’s Hospital of Orange County as well as the Foundation Board of Orange County School of the Arts. Mr. Conroy received a bachelor’s degree in business management and statistics and a master’s degree in business administration from Cornell University. We believe Mr. Conroy is qualified to serve on our board of directors because of his expertise in the strategic and operational aspects of the retail industry, which he has gained working in the industry for more than 25 years.

Lisa G. Laube Independent Director Age: 59 Director since: 2018 Committees: Compensation Corporate Governance and Nominating, Chairperson

Ms. Laube joined our board of directors in July of 2018. She previously served as the President of Floor & Decor until her retirement in April 2022. She joined the company as Executive Vice President and Chief Merchandising Officer in 2012 and was promoted to President in February 2020, where she was responsible for Merchandising, Marketing, Training, E-Commerce and Store Operations. From 2005 to 2011, Ms. Laube was President of Party City where she was responsible for Merchandising, Marketing and E-Commerce and prior to that she was the company’s Chief Merchandising Officer. From 2002 to 2004, she was the Vice President of Merchandising for White Barn Candle Company, a division of Bath and Body Works. Prior to that, Ms. Laube worked from 1996 to 2002 at Linens ‘n Things beginning as a Buyer and progressing to General Merchandising Manager. From 1988 to 1996, she was a Buyer at Macy’s in the Textiles division. Ms. Laube began her career at Rich’s department store in the Executive Training Program. Ms. Laube currently serves on the board of directors of Zoo Atlanta, a zoological park in Atlanta and she is on the Terry Dean’s Advisory Council for the Terry School of Business at the University of Georgia. She graduated from the Terry School of Business, University of Georgia in 1985 with a B.B.A. in Marketing. We believe Ms. Laube is qualified to serve on our board of directors because of her extensive experience in the retail industry.

Anne MacDonald Independent Director Age: 66 Director since: 2018 Committees: Audit Corporate Governance and Nominating

Ms. MacDonald joined our board of directors in May of 2018. Ms. MacDonald has over 30 years of experience across marketing disciplines and industries. She started her career in the advertising industry prior to moving to the corporate side in 1993 as VP Brand Management for PepsiCo’s Pizza Hut division. From 1997 to 2011, Ms. MacDonald held the position of Chief Marketing Officer at several Fortune 100 companies, including Citigroup, Macy’s and Travelers Insurance. Ms. MacDonald currently serves on the board of directors of British Insurer, Hiscox Inc. and previously served on the public boards of Catalina Marketing Corporation and Rentrak Corporation. From 2014 to 2017 Ms. MacDonald worked as an advisor to Yale University’s start-up incubator, Yale Entrepreneurial Institute. Ms. MacDonald received her bachelor’s degree from Boston College and an MSc. from the University of Bath in England. We believe that Ms. MacDonald is qualified to serve on our board of directors because of her experience as a board member and over 30+ years of experience and insight in marketing, building enduring brands and developing and launching new products.

Brenda I. Morris Independent Director Age: 57 Director since: 2014 Committee: Audit, Chairperson

Ms. Morris has been a member of our board of directors since 2014. Ms. Morris has over 35 years of experience in finance, accounting and operations roles concentrated in consumer products, food & beverage, retail and wholesale sectors. Since 2015, Ms. Morris has been a partner with CSuite Financial Partners, a financial executive services team. From 2016 to 2019, Ms. Morris was the CFO of Apex Parks Group, a company operating amusement parks and family entertainment centers. Ms. Morris previously served at Hot Topic, Inc., a specialty retailer, as Senior Vice President, Finance from 2015 to October 2016. Ms. Morris previously served as Chief Financial Officer for 5.11 Inc., a tactical gear and apparel wholesaler and retailer, from 2013 to 2015, as Chief Financial Officer for Love Culture, a young women’s fashion retailer, from 2011 to 2013, and as Chief Financial Officer for Icicle Seafoods, Inc., a premium seafood processor and distributor, from 2009 to 2011. Ms. Morris was also Chief Operating Officer and Chief Financial Officer of iFloor.com from 2007 to 2009, Chief Financial Officer at Zumiez Inc. from 2003 to 2007, and Director of Finance and Vice President/Chief Financial Officer at K2 Corporation from 1999 to 2003. Ms. Morris also serves on the board of Xponential Fitness Inc, a publicly traded curator of boutique fitness brands, Ideal Image Development, Inc., a medical spa chain and Ideal Image Development, LLC, a health and wellness company. Ms. Morris also serves on the advisory board of Asarasi, Inc., a private tree water company. Ms. Morris served from 2015 until 2022 on the board of directors for Duluth Holdings Inc. and she formerly served on the Pacific Lutheran University Board of Regents from 2011 until 2020. Ms. Morris is a board member for National Association of Corporate Directors, Pacific Southwest Chapter, serving California, Arizona and Nevada. Ms. Morris has served on several non-profit boards in various capacities during her career. Ms. Morris holds a NACD Directorship Certification®, the leading-edge board certification on governance issues demonstrating a commitment to the profession of directorship. Ms. Morris is a CPA (inactive), Certified Management Accountant and Certified Global Management Accountant. Ms. Morris holds a bachelor’s degree in business administration with a concentration in accounting from Pacific Lutheran University and a masters of business administration from Seattle University. We believe that Ms. Morris is qualified to serve on our board of directors because of her extensive experience in accounting and executive management.

Brad Weston Independent Director Age: 57 Director since: 2018 Committee: Audit

Mr. Weston joined our board of directors in July of 2018. Mr. Weston currently serves as the Chief Executive Officer of Party City Holdco Inc. (NYSE, PRTY). Mr. Weston joined Party City Holdco Inc. in July 2019 as President of Party City Holdco Inc. and Chief Executive Officer of Party City Retail Group, before becoming Chief Executive Officer of Party City Holdco Inc. in April 2020. Mr. Weston previously worked for Petco from 2011 to 2018, first as Executive Vice President and Chief Merchandising Officer overseeing all merchandising activities, including buying, operations, planning and inventory, sourcing, private brand, store design, and Petco’s marketing and e-commerce, and then as Chief Executive Officer from 2016. Prior to joining Petco, Brad served as Senior Vice President and Chief Merchandising Officer for Dick’s Sporting Goods, Inc., Golf Galaxy and dicksportinggoods.com. Previously, Mr. Weston was Senior Vice President, General Merchandise Manager for May Merchandising Company in St. Louis. Mr. Weston started his career as an executive trainee with Robinsons-May in Los Angeles, and eventually became Senior Vice President and General Merchandise Manager. Since July of 2017, Mr. Weston has served on the board of directors of National Retail Federation, the world’s largest retail trade association. Mr. Weston holds a bachelor’s degree in business administration with a finance and marketing emphasis from the University of California, Berkeley. We believe that Mr. Weston is qualified to serve on our board of directors because of his extensive experience in the retail industry.

Board Structure and Director Independence

Currently our board of directors consists of nine directors. Our amended and restated bylaws provide that our board of directors will consist of the number of directors that our board of directors may determine from time to time, up to a maximum of nine directors. Greg Bettinelli, who has served on our board since 2012, has decided not to stand for re-election at this year’s Annual Meeting. Our board of directors has determined to set the board at eight members following the Annual Meeting. Our board of directors has determined that Mr. Starrett, Mr. Bettinelli, Mr. Bruzzo, Mr. Burt, Ms. Laube, Ms. MacDonald, Ms. Morris and Mr. Weston are currently independent for the purpose of serving on our board of directors under the independence standards promulgated by the NYSE.

In reaching this determination of independence, our board considered, among other things, the following facts and circumstances with respect to Peter Starrett and Brad Weston.

With respect to Mr. Starrett, the board considered that Mr. Starrett served as our interim Chief Executive Officer from May to November of 2012, prior to our initial public offering. Under NYSE rules, a director who serves as chief executive officer in an interim capacity is not disqualified from being considered independent following such service, and in any event, any person who formerly served as a company’s chief executive officer, even on a non-interim basis, is not disqualified from being considered independent three years after having ceased to serve in such capacity. Our board of directors concluded that Mr. Starrett’s service as interim chief executive officer ten years ago has had no adverse impact on his independence. However, certain proxy advisory firms and institutional shareholders have considered Mr. Starrett non-independent as a result of his interim role in 2012.

With respect to Mr. Weston, the board considered that Mr. Weston is Chief Executive Officer of Party City Holdco Inc. (”Party City”), and that James G. Conroy, our Chief Executive Officer, is a director of Party City. Mr. Conroy is not a member of Party City’s Compensation Committee and Mr. Weston is not a member of our Compensation Committee. Accordingly there is no disclosable “Compensation Committee Interlocks” under SEC rules, and no impact on Mr. Weston’s independence under NYSE rules applicable to director interlocks. Our board of directors concluded that Mr. Conroy’s service on the Party City board of directors and Mr. Weston’s service on our board of directors has had no adverse impact on Mr. Weston’s independence as a Boot Barn director.

Each of Mr. Starrett and Mr. Weston has in past annual director elections received fewer votes than other director nominees and the Company believes this has been the result of the position of certain proxy advisory firms and institutional shareholders with respect to the foregoing circumstances. The board of directors believes that each of Mr. Weston and Mr. Starrett is a valued resource for our board, and recommends a vote for each of them, along with each other named director nominees.

Board Leadership Structure

Our board of directors has no policy with respect to the separation of the offices of Chief Executive Officer and Chairman of the Board. It is the view of the board of directors that rather than having a rigid policy, the board of directors, with the advice and assistance of the nominating and corporate governance committee, and upon consideration of all relevant factors and circumstances, will determine, as and when appropriate, whether to institute a formal policy. Currently, our leadership structure separates these roles, with Mr. Starrett serving as our Chairman of the Board and Mr. Conroy serving as our President and Chief Executive Officer. Our board of directors believes that separating these roles provides the appropriate balance between strategy development, flow of information between management and the board of directors, and oversight of management. By segregating the roles of the Chairman and the Chief Executive Officer, we reduce any duplication of effort between the Chief Executive Officer and the Chairman of the Board. We believe this provides guidance for our board of directors, while also positioning our Chief Executive Officer as the leader of our Company in the eyes of our customers, employees, and other stakeholders. As Chairman of the Board, Mr. Starrett, among other responsibilities, presides over regularly scheduled meetings of the board of directors, serves as a liaison between the directors, and performs such additional duties as our board of directors may otherwise determine and delegate. By having Mr. Starrett serve as Chairman of the Board, Mr. Conroy is better able to focus his attention on running our Company.

The Board’s Role in Risk Oversight

Our board of directors is primarily responsible for overseeing our risk management processes. Our board of directors, as a whole, determines the appropriate level of risk for our Company, assesses the specific risks that we face, and reviews management’s strategies for adequately mitigating and managing the identified risks. Although our board of directors administers this risk management oversight function, our audit committee supports our board of directors in discharging its oversight duties and addresses risks inherent in its area.

Board Participation

Our board of directors held four meetings in fiscal 2022. During fiscal 2022, each of our directors attended 75% or more of all of the meetings of our board of directors and of the committees on which he or she served. We regularly schedule executive sessions in which independent directors meet without the presence or participation of management.

We encourage our directors to attend each annual meeting of stockholders. All of our directors who were directors at the time of our 2021 annual meeting attended the 2021 annual meeting of stockholders either in person or by telephone.

Board Committees

Our board of directors has the authority to appoint committees to perform certain management and administration functions. Our board of directors has an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by the board of directors.

Audit Committee

Our audit committee provides oversight of our accounting and financial reporting process, the audit of our financial statements and our internal control function. Among other matters, the audit committee is responsible for the following:

●	assisting the board of directors in oversight of our independent registered public accounting firm’s qualifications, independence and performance;

●	the engagement, retention, oversight, evaluation and compensation of our independent registered public accounting firm;

●	reviewing the scope of the annual audit;

●	reviewing and discussing with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements, including the disclosures in our annual and quarterly reports filed with the SEC;

●	reviewing our risk assessment and risk management processes;

●	reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements;

●	establishing procedures for receiving, retaining and investigating complaints received by us regarding accounting, internal accounting controls or audit matters;

●	approving audit and permissible non-audit services provided by our independent registered public accounting firm; and

●	reviewing the performance of the audit committee, including compliance with its charter.

Our audit committee is comprised of Brenda I. Morris, the chair of the committee, Eddie Burt, Anne MacDonald and Brad Weston. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the NYSE. Our board of directors has determined that Ms. Morris is an “audit committee financial expert” as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of the NYSE. Ms. Morris, Mr. Burt, Ms. MacDonald and Mr. Weston are all independent directors as defined under the applicable rules and regulations of the SEC and the NYSE. Our audit committee has a written charter that sets forth the audit committee’s purpose and responsibilities. A copy of the charter is available on our website and described under “Availability of Corporate Governance Information” on page 13.

Our audit committee met four times during fiscal 2022.

Compensation Committee

Our compensation committee adopts, administers and reviews the compensation policies, plans and benefit programs for our executive officers and all other members of our executive team. Among other matters, the compensation committee is responsible for the following:

●	evaluating annually the performance of our Chief Executive Officer in consultation with the board of directors;

●	reviewing and approving corporate goals and objectives relevant to compensation of our Chief Executive Officer;

●	determining the compensation of our Chief Executive Officer based on its evaluation and review;

●	reviewing and approving the compensation of all other executive officers;

●	adopting and administering our equity compensation plans;

●	making recommendations regarding non-employee director compensation to the full board of directors;

●	reviewing the performance of the compensation committee, including compliance with its charter; and

●	retaining and supervising compensation consultants and other advisors to the compensation committee and evaluating independence and conflict of interest issues with respect to these advisors to ensure compliance with applicable laws and listing standards.

Our compensation committee is comprised of Chris Bruzzo, the chair of the committee, Greg Bettinelli, Peter Starrett, and Lisa G. Laube. Mr. Bettinelli served as the chair of the committee previously until April 25, 2022. Mr. Bruzzo, Mr. Bettinelli, Mr. Starrett, and Ms. Laube are all independent directors as defined under the applicable rules and regulations of the SEC and the NYSE. Our compensation committee has a written charter that sets forth the committee’s purpose and responsibility. A copy of the charter is available on our website and described under “Availability of Corporate Governance Information” on page 13.

Our compensation committee met four times during fiscal 2022.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is responsible for, among other things, making recommendations regarding corporate governance, the composition of our board of directors, identification, evaluation and nomination of director candidates and the structure and composition of committees of our board of directors. Among other matters, the nominating and corporate governance committee is responsible for the following:

●	identifying individuals qualified to become board members;

●	overseeing our corporate governance guidelines;

●	approving our committee charters;

●	overseeing compliance with our Code of Business Conduct and Ethics;

●	contributing to succession planning;

●	reviewing actual and potential conflicts of interest of our directors and officers;

●	overseeing the management evaluation process;

●	overseeing the board self-evaluation process; and

●	reviewing the performance of the nominating and corporate governance committee, including compliance with its charter.

Our nominating and corporate governance committee is comprised of Lisa G. Laube, the chair of the committee, Anne MacDonald and Peter Starrett. Mr. Starrett served as the chair of the committee previously until April 25, 2022. Ms. Laube, Ms. MacDonald and Mr. Starrett are all independent directors as defined under the applicable rules and regulations of the SEC and the

NYSE. Our nominating and corporate governance committee has a written charter that sets forth the committee’s purpose and responsibilities. A copy of the charter is available on our website and described under “Availability of Corporate Governance Information” on page 13.

Our nominating and corporate governance committee met four times during fiscal 2022.

Identifying and Evaluating Director Candidates

Our nominating and corporate governance committee will consider persons recommended by stockholders for inclusion as nominees for election to our board of directors. Stockholders wishing to recommend director candidates for consideration by the nominating and corporate governance committee may do so by writing to the Corporate Secretary at 15345 Barranca Pkwy., Irvine, California 92618, and giving the recommended nominee’s name, biographical data and qualifications, accompanied by the written consent of the recommended nominee.

The evaluation process for director nominees who are recommended by our stockholders is the same as for any other nominee and is based on numerous factors that our nominating and corporate governance committee considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity reflecting ethnic background, gender and professional experience, and the extent to which the nominee would fill a present need on our board of directors.

Board Diversity

While we do not have a formal policy outlining the diversity standards to be considered when evaluating director candidates, our objective is to foster diversity of thought on our board of directors. To accomplish that objective, the nominating and corporate governance committee considers ethnic and gender diversity, as well as differences in perspective, professional experience, education, skill, and other qualities in the context of the needs of our board of directors. Nominees are not to be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability, or any other basis prohibited by law. The nominating and corporate governance committee evaluates its effectiveness in achieving diversity on the board of directors through its annual review of board member composition.

Environmental, Social and Governance (ESG) Matters

We are committed to operating our business in a way that respects environmental, social and governance strategies. We believe in quality products and good value. We believe in community and our duty to act in the best interest of our customers, shareholders, and the environment. These fundamental values guide us in our efforts to be a socially responsible and environmentally conscious Company.

Environmental

As an organization, we strive to reduce our environmental impact as we grow across the United States. We believe in making decisions that not only support the growth and success of our company, but that also help us take action to care for our environment. We understand there is more we must do as an organization to operate in a more sustainable manner.

We have adopted environmentally friendly initiatives in many of our stores, including, installing LED lighting in new stores, implementing Title 24, utilization of programmable and lockable thermostats in retail locations, retrofitting to more energy efficient lighting in existing stores, adding low flush toilets to save water, joining local recycling programs, utilizing janitorial products that are ecofriendly and water based, and upgrading to more environmentally friendly freon for our HVAC units. In our distribution centers, we use shipping boxes made from 70% post-consumer product, recycle pallets and corrugated boxes, utilize a professional warehouse management system that operates in an efficient environment, and strive to utilize propane or natural gas over oil-based fuels.

Social

We are committed to partnering with manufacturers and brands that run their business and treat their employees under fair, responsible and ethical standards. We expect all our suppliers, vendors and business partners to share in our concern for human rights and require them to not tolerate illegal, unethical, abusive, or immoral behavior or to allow poor, inappropriate working conditions. We have standards that are in line with common, expected industry practices and international laws. All agents and factories are expected to comply with these standards in order to continue doing business with us. We are committed to ensuring that fair labor practices are followed with all our partners. We require workers to be employed in conditions that are safe, free of harassment, abuse and without discrimination and do not tolerate child labor or forced labor of any kind. We contract with a third‐party factory monitoring firm to conduct annual audits of exclusive brand partner factories that directly supply merchandise to our Company.

We are proud supporters of local communities where we operate. In addition to supporting organizations that help members of our military, we also provide veteran & U.S. military discounts. Each year we sponsor events and donate funds to charities and organizations that help children in need. We operate The Boot Barn Boot Straps Fund to provide short-term financial assistance to Boot Barn employees in the event of unforeseen qualified personal hardships. The Boot Straps Fund is an employee-supported charity where every dollar donated will go to an employee in need. The Company also contributes to the Boot Straps Fund.

Governance

Our Board of Directors has adopted corporate governance guidelines to help it fulfill its responsibilities to the Company’s stockholders to oversee the work of management and the Company’s business and operations. These guidelines are also intended to align the interests of directors and management with those of the Company’s stockholders. For more information on these corporate governance guidelines, please refer to https://investor.bootbarn.com/governance/governance-documents/default.aspx. Our Board of Directors has also adopted a Code of Business Conduct and Ethics and requires all directors, officers and employees to be familiar with the Code of Business Conduct and Ethics. Among other things, our Code of Business Conduct and Ethics promotes honest and ethical conduct, compliance with applicable governmental laws, rules and regulations, and the protection of Company assets.

During fiscal 2021, we established an internal Environmental, Social and Governance Committee that reports regularly to the Nominating and Corporate Governance Committee of our Board of Directors. This committee is responsible for assessing our practices and striving to operate in a more responsible manner. For the latest information on our efforts, please refer to the Environmental, Social and Governance page of our investor website at https://investor.bootbarn.com/governance/Environment-Social-and-Governance/default.aspx.

Availability of Corporate Governance Information

Our board of directors has adopted charters for our audit, compensation, and nominating and corporate governance committees describing the authority and responsibilities delegated to the committee by our board of directors. Our board of directors has also adopted corporate governance guidelines and a Code of Business Conduct and Ethics that applies to all of our employees, including our executive officers and directors, and those employees responsible for financial reporting. As required under the applicable rules and regulations of the SEC and the NYSE, our Code of Business Conduct and Ethics addresses, among other things, conflicts of interest, public disclosure, corporate opportunities, confidentiality, fair dealing, protection and proper use of listed Company assets, compliance with laws, rules and regulations, whistleblowing and enforcement provisions. Any waiver of our Code of Business Conduct and Ethics with regard to a director or executive officer may only be authorized by our board of directors or the audit committee. We intend to disclose any amendments to the Code of Business Conduct and Ethics, or any waivers of its requirements, on our website to the extent required by applicable rules and regulations of the SEC and the NYSE. We post on our website, at http://investor.bootbarn.com, the charters of our audit, compensation, and nominating and corporate governance committees and our corporate governance guidelines and the Code of Business Conduct and Ethics referenced above. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on or accessible through our website into this proxy statement. These documents are also available in print to any stockholder requesting a copy in writing from our Corporate Secretary at 15345 Barranca Pkwy., Irvine, California 92618.

Communications with our Board of Directors

Stockholders and other interested parties wishing to communicate with our board of directors or with an individual member of our board of directors may do so by writing to our board of directors or to the particular member of our board of directors, and mailing the correspondence to our Corporate Secretary at 15345 Barranca Pkwy., Irvine, California 92618.

All such communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the Chairman of our board of directors.

PROPOSAL 1: ELECTION OF DIRECTORS

Nominees

Our Nominating and Corporate Governance Committee recommended, and the board of directors nominated:

●	Peter Starrett

●	Chris Bruzzo

●	Eddie Burt

●	James G. Conroy

●	Lisa G. Laube

●	Anne MacDonald

●	Brenda I. Morris

●	Brad Weston

as nominees for election as members of our board of directors. Each nominee is presently a director of our Company and has consented to serve a one-year term if elected, concluding at the 2023 annual meeting of stockholders, and each nominee was elected at the 2021 annual meeting of stockholders for which proxies were solicited. Greg Bettinelli, who has served on our board since 2012, has decided not to stand for re-election at this year’s Annual Meeting. Biographical information about each of our director nominees, is contained under “Our Board” above. At the Annual Meeting, eight directors will be elected to our board of directors.

Required Vote

The eight nominees receiving the highest number of affirmative “FOR” votes shall be elected as directors. Unless marked to the contrary, proxies received will be voted “FOR” each of these eight nominees.

Recommendation of the Board

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION OF EACH OF THE ABOVE-NAMED NOMINEES.

DIRECTOR COMPENSATION

Our board of directors has adopted a compensation policy for our directors who are not our employees (“Outside Directors”). During fiscal 2022, under this policy, Outside Directors received an annual cash retainer of $75,000, payable quarterly, and reimbursement of expenses relating to attendance at board of directors and board committee meetings. In addition, the chairperson of our board of directors, if an Outside Director, received an additional annual cash retainer of $60,000, the chairperson of our audit committee, if an Outside Director, received an additional annual cash retainer of $20,000, the chairperson of our compensation committee, if an Outside Director, received an additional annual cash retainer of $15,000, and the chairperson of our nominating and corporate governance committee, if an Outside Director, received an additional annual cash retainer of $10,000, payable quarterly.

In addition to the cash compensation discussed above, we grant to our Outside Directors under our 2020 Equity Incentive Plan restricted stock units, payable in shares of our common stock. The restricted stock units are subject to vesting conditions that lapse on the first anniversary of the date of grant, subject to continued service as a member of our board of directors. Payment in respect of the restricted stock units is made upon vesting; however, beginning in fiscal 2020, our Outside Directors may elect to defer receipt of such shares of common stock. In fiscal 2022, we granted to our Outside Directors under our 2020 Equity Incentive Plan restricted stock units with a market value of $100,000.

This compensation policy was updated and approved at the meeting of the compensation committee held on April 26, 2022. Under this revised policy, which is effective beginning for fiscal 2023, Outside Directors receive an annual cash retainer of $75,000, payable quarterly, and reimbursement of expenses relating to attendance at board of directors and board committee meetings. In addition, the chairperson of our board of directors, if an Outside Director, receives an additional annual cash retainer of $100,000, the chairperson of our audit committee, if an Outside Director, receives an additional annual cash retainer of $20,000, the chairperson of our compensation committee, if an Outside Director, receives an additional annual cash retainer of $15,000, and the chairperson of our nominating and corporate governance committee, if an Outside Director, receives an additional annual cash retainer of $10,000, payable quarterly. In addition to the revised cash compensation, in fiscal 2023 we will grant to our Outside Directors under our 2020 Equity Incentive Plan restricted stock units with a market value of $110,000.

Our board of directors recognizes that stock ownership by directors may strengthen their commitment to the long-term future of our Company and further align their interests with those of our stockholders. Accordingly, our Outside Directors are encouraged to own shares of our common stock (including shares owned outright, unvested shares, stock options, restricted stock units or other equity grants) having a value over time of at least three times their annual cash retainer until he/she leaves the board of directors.

Director Compensation Table

The following table sets forth a summary of the compensation paid to our Outside Directors in fiscal 2022.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards	All Other Compensation	Total
Peter Starrett	$145,000	$100,015	$-	$-	$245,015
Greg Bettinelli	90,000	100,015	-	-	190,015
Chris Bruzzo	75,000	100,015	-	-	175,015
Eddie Burt	75,000	100,015	-	-	175,015
Lisa G. Laube	75,000	100,015	-	-	175,015
Anne MacDonald	75,000	100,015	-	-	175,015
Brenda Morris	95,000	100,015	-	-	195,015
Brad Weston	75,000	100,015	-	-	175,015

(1)	The amounts in this column reflect the aggregate grant date fair value of each restricted stock unit award granted during the fiscal year, computed in accordance with ASC 718. The restricted stock units granted include 1,277 restricted stock units, calculated by dividing the $100,000 intended value by the closing stock price of $78.32 on the grant date of May 14, 2021. The valuation assumptions used in determining such amounts are further described in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 26, 2022.

The following table lists all outstanding equity awards held by our Outside Directors as of March 26, 2022. The market value is based upon the closing stock price of $96.53 on March 25, 2022, the last trading day of fiscal 2022.

	Option Awards				Stock Awards
Name	Date of Grant	Number of Shares Underlying Option	Exercise Price	Option Expiration Date	Date of Grant	Shares/units not vested (#)		Market value of units not vested ($)
Peter Starrett					5/14/2021	1,277	(1)	123,269

Greg Bettinelli					5/14/2021	1,277	(2)	123,269

Chris Bruzzo					5/14/2021	1,277	(2)	123,269

Eddie Burt					5/14/2021	1,277	(2)	123,269

Lisa Laube					5/14/2021	1,277	(2)	123,269

Anne MacDonald					5/14/2021	1,277	(1)	123,269

Brenda Morris					5/14/2021	1,277	(2)	123,269

Brad Weston					5/14/2021	1,277	(2)	123,269

(1)	The restricted stock units held by the director as of March 26, 2022 vested fully on the one-year anniversary of the date of grant, which was following the completion of fiscal 2022. The receipt of such shares upon vesting has been deferred by the director until six months after they cease to be a director.
(2)	The restricted stock units held by the director as of March 26, 2022 vested fully on the one-year anniversary of the date of grant, which was following the completion of fiscal 2022.

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers as of June 30, 2022:

Name	Age	Position
James G. Conroy	52	President, Chief Executive Officer and Director
Gregory V. Hackman	60	Executive Vice President and Chief Operating Officer
James M. Watkins	47	Chief Financial Officer and Secretary
Laurie Grijalva	64	Chief Merchandising Officer
John Hazen	46	Chief Digital Officer
Michael A. Love	61	Chief Retail Officer

James G. Conroy. Mr. Conroy has been a director and our President and Chief Executive Officer since 2012. Prior to joining Boot Barn, Mr. Conroy was with Claire’s Stores, Inc. from 2007 to 2012 where Mr. Conroy served as Chief Operating Officer and Interim Co‑Chief Executive Officer in 2012, President from 2009 to 2012 and Executive Vice President from 2007 to 2009. Before joining Claire’s Stores, Inc., Mr. Conroy was also employed by Blockbuster Entertainment Group from 1996 to 1998, Kurt Salmon Associates from 2003 to 2005 and Deloitte Consulting in various capacities. Mr. Conroy serves on the board of directors of Party City Holdco Inc. (NYSE, PRTY), a vertically integrated supplier of decorated party goods. Mr. Conroy also serves on the Foundation Board of Children’s Hospital of Orange County as well as the Foundation Board of Orange County School of the Arts. Mr. Conroy received a bachelor’s degree in business management and statistics and a master’s degree in business administration from Cornell University.

Gregory V. Hackman. Mr. Hackman has been our Executive Vice President and Chief Operating Officer since November 2021. He previously served as our Executive Vice President, Chief Operating Officer, and Chief Financial Officer from August 2020 through October 2021, and as our Chief Financial Officer and Secretary from January 2015 through August 2020. He previously served as our Chief Financial Officer and Secretary from January 2015 through August 2020. Prior to joining Boot Barn, Mr. Hackman was with Claire’s Stores, Inc. from 2008 to 2015 where Mr. Hackman served as Vice President of Finance and Global Controller. Before joining Claire’s Stores, Inc., Mr. Hackman served in a variety of financial roles, first at the May Department Stores

Company, Inc. and then at Macy’s, Inc., for more than 20 years with responsibilities including financial planning, reporting and analysis, expense planning and payroll. Mr. Hackman also has experience in public accounting. Mr. Hackman received a bachelor of science degree in business administration from the University of Missouri.

James M. Watkins. Mr. Watkins has been our Chief Financial Officer and Secretary since November 2021. He has worked for the Company in a variety of roles since October 2014, most recently as our Senior Vice President, Finance and Investor Relations. Prior to joining Boot Barn, Mr. Watkins was the Vice President, Corporate Controller and Principal Accounting Officer of Mindspeed Technologies, a publicly traded semiconductor company. Prior to Mindspeed, he worked as an auditor at Ernst & Young for 12 years. Mr. Watkins is a Certified Public Accountant in the state of California and received a bachelor of science in accounting from Brigham Young University.

Laurie Grijalva. Ms. Grijalva has been our Chief Merchandising Officer since July 2014. She joined Boot Barn in 1993 as Senior Merchant and has served in a variety of capacities since that time, including Vice President of Buying and Merchandising from 2004 to 2014. Prior to joining Boot Barn, she was employed by LeRoy Knitted Sportswear from 1981 to 1988 and Los Angeles-based Grunwald Marx Apparel from 1990 to 1993; her primary duties were line building and exclusive brand production. She received a bachelor of arts degree in communications from California State University, Fullerton and a master’s degree in business administration from the Argyros School of Business at Chapman University.

John Hazen. Mr. Hazen has been our Chief Digital Officer since March 2018. Prior to joining Boot Barn, Mr. Hazen was with Ring as the SVP of Commerce and Subscriptions from 2017 to 2018. Before joining Ring, Mr. Hazen was employed by True Religion as the SVP of Direct To Consumer from 2014 to 2017 where he oversaw both brick-and-mortar and digital channels. Mr. Hazen has over 20 years of experience in the apparel and footwear industry at companies including Kellwood, Nike and Fox Racing. Mr. Hazen also serves on the board of Canadian retailer Grafton Apparel, Ltd., a Blackstone Group company. He received a bachelor of commerce degree in management information systems from Concordia University in Montreal, Quebec and a master’s degree in business administration from Loyola Marymount University in Los Angeles, California.

Michael A. Love. Mr. Love has been with Boot Barn since May 2014. He has served as our Chief Retail Officer since May 2022. He previously served as Senior Vice President of Stores from June 2018 through April 2022, after previously serving as Senior Vice President of Marketing and Merchandise Planning from April 2017 to June 2018 and Vice President of Merchandise Planning from May 2014 to April 2017. Prior to joining Boot Barn, Mr. Love was with Claire’s Stores, Inc. from 2010 to 2014, where Mr. Love served as Vice President of Merchandise Planning and Allocation. Before joining Claire’s Stores, Inc., Mr. Love served as Vice President Divisional Planning Manager for Kohl’s Corporation from 2008 to 2010. Mr. Love served in a variety of merchandising and planning roles first at Federated Department Stores, then at May Department Stores Company, Inc. and Macy’s Inc.

Each of our executive officers serves at the discretion of our board of directors (subject to the terms of their respective employment agreements described below) and holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our compensation committee is comprised of Peter Starrett, Greg Bettinelli, Chris Bruzzo and Lisa G. Laube. None of these individuals had any contractual or other relationships with us during fiscal 2022 except as directors. Except for Mr. Starrett, who served as our interim Chief Executive Officer from May to November of 2012, none of these individuals has ever been an officer or employee of our company.

COMPENSATION COMMITTEE REPORT

Our compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on such review and discussion, the compensation committee recommended to our board of directors, and our board of directors approved, that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended March 26, 2022 for filing with the SEC.

Chris Bruzzo, Chairperson
Greg Bettinelli

Lisa G. Laube
Peter Starrett

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this Compensation Discussion and Analysis, we address our philosophy, programs and processes related to the compensation paid or awarded for fiscal 2022 to our named executive officers ("NEOs") listed in the Summary Compensation Table for fiscal 2022 that follows this discussion.

Our NEOs for fiscal 2022 were:

●	James G. Conroy, President and Chief Executive Officer;

●	Gregory V. Hackman, Executive Vice President and Chief Operating Officer;

●	James M. Watkins, Chief Financial Officer and Secretary;

●	Laurie Grijalva, Chief Merchandising Officer;

●	John Hazen, Chief Digital Officer; and

●	Michael A. Love, Chief Retail Officer.

Highlights of Fiscal 2022 Business Performance

Fiscal 2022 was a strong year for the Company, and we believe that our NEOs were instrumental in helping us drive positive results for our stockholders in fiscal 2022, as evidenced by the following:

Metric	Fiscal 2022 (in millions except for net income per diluted share)	Fiscal 2021 (in millions except for net income per diluted share)	Year-over-Year Growth %
Net sales	$1,488.3	$893.5	66.6%
Income from operations	258.3	86.3	199.3%
Net income	192.5	59.4	224.1%
Net income per diluted share	$6.33	$2.01	214.3%

Metric	Consolidated	Retail Stores	E-commerce
Same store sales growth	53.7%	57.2%	38.7%

For more information on our financial results for fiscal 2022, see our Annual Report on Form 10-K for the fiscal year ended March 26, 2022, filed with the SEC on May 12, 2022.

Fiscal 2022 Compensation

Compensation Philosophy and Objectives

Our compensation committee (the “Committee”), which is comprised of independent directors, oversees the design and administration of our compensation program and evaluates it against competitive practices, legal and regulatory developments and corporate governance trends. We have avoided problematic pay practices and maintain compensation plans that reinforce a performance-based company culture, as follows:

What We Do
*	Review total compensation relative to median of a peer group of companies in similar business sectors, notably specialty retailers, of comparable size and complexity
*	Tie short-term incentives to achievement of financial and strategic metrics
*

Deliver a significant percentage of target annual compensation in the form of variable compensation tied to performance and align long-term incentive compensation objectives with the creation of stockholder value

*	Use an independent compensation consultant retained directly by the Committee that provides no other services to the Company
*	Assess annually potential risks relating to our compensation policies and practices

What We Don't Do
*	Incentivize participants to take excessive risks
*	Allow margining, derivative, or speculative transactions, such as hedges and margin accounts, by executive officers
*	Provide excessive severance or excessive perquisites
*	Provide excise tax gross-ups related to change-in-control or other payments
*	Allow for repricing of stock options without stockholder approval
*	Provide “single-trigger” change-in-control cash payments or equity acceleration

Pay Philosophy

Our pay philosophy has been established to allow us to attract and retain talented individuals that can drive business success and create stockholder value. Key aspects of our pay philosophy are to:

●	Target an overall pay structure that includes base salary, bonuses and equity awards that are based upon both market and performance measures. The long-term intent is generally to pay NEO compensation approximating market median;
●	Emphasize pay for performance with clear objectives and strong alignment between results and pay delivery. The Committee also believes that executives should have more variable pay tied to Company performance;

●	Provide a meaningful focus on performance achievement that is aligned with stockholder interests.

Elements of Our Executive Compensation Program

For fiscal 2022, our executive compensation program consisted of the following four elements of total compensation:

1.	Base salary

2.	Short-term cash performance-based bonus

3.	Long-term equity incentives

4.	Other compensation (benefits and minimal perquisites)

We do not have formal policies relating to the allocation of total compensation among the various elements of our compensation program. The Committee generally allocates compensation between short-term and long-term components and between cash and equity in a manner that it believes will maximize executive performance and retention. The variable pay elements (annual cash incentive and long-term equity incentive awards) comprise an increasingly larger proportion of total target compensation of our senior executives as position level increases. This is consistent with the Committee’s belief that these variable elements of compensation more closely align management's interests with our financial performance and with our stockholders’ interests.

Based on our fiscal 2022 target direct compensation (including grant date fair value of equity awards and annual bonus amounts at target), 74% of our Chief Executive Officer’s (“CEO”) target direct compensation and an average of 62% of the target direct compensation for the other NEOs was variable, because it was realized only if the applicable financial performance goals were met and/or its value is tied to our stock price. The charts below demonstrate our performance-aligned pay mix.

Fiscal 2022 Other NEO Average Total Compensation Mix

Aligned with Shareholder Interests (Variable Pay) 62%
40%
38%
62%
22%
Salary & All Other Compensation
Non-Equity Incentive Plan Compensation - Target Cash Bonus
Restricted Stock Units & Performance Share Units (at Target)

Base Salary

Base salary is structured and intended to provide a base-line level of fixed compensation to our NEOs to serve as the platform for our pay-for-performance program. The base salaries of our NEOs are intended to reflect the position, duties and responsibilities of each NEO and the market for base salaries of similarly situated executives at other companies of similar size and in similar industries. Base salaries for fiscal 2022 for our NEOs were set by the Committee after reviewing and considering (i) the experience, skills, and performance levels of each NEO, (ii) whether there were any material changes to the individual’s role and responsibilities during the year, (iii) each NEO’s relative pay level against peer group companies, (iv) internal equity within the Company, and (v) the Chief Executive Officer’s recommendations (for positions other than his own). Base salaries for our NEOs as of the end of fiscal 2022 and 2021 are listed below. Effective April 12, 2020, during the start of fiscal 2021, all of the NEOs agreed to temporary reductions in their base salaries in response to the COVID-19 global pandemic. The base salary of James G. Conroy was temporarily reduced by 50% and the base salaries of the other NEOs were reduced by 25%. The Committee restored the base salaries of each NEO effective June 28, 2020.

Name	Fiscal 2022 Base Salary	Fiscal 2021 Base Salary
James G. Conroy	$900,000	$849,750
Gregory V. Hackman	533,000	500,000
James M. Watkins	375,000	275,000
Laurie Grijalva	460,000	437,750
John Hazen	460,000	425,000
Michael A. Love	375,000	319,300

Annual Cash Incentive Bonus

Our NEOs are eligible to receive annual cash incentives as part of our Annual Cash Incentive Bonus Plan. Our Annual Cash Incentive Bonus Plan was designed by the Committee to reward our senior executives for achieving targeted amounts of a variation of Consolidated EBIT, defined for this purpose as earnings before income taxes, excluding certain one-time selling, general and administrative expenses and bonus expense. In addition, in the case of NEOs other than our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, certain additional financial performance goals related to such NEO’s duties and responsibilities, as follows:

●	Laurie Grijalva, Chief Marketing Officer, Consolidated merchandise margin, and exclusive brand sales penetration across the stores and e-commerce channels;
●	John Hazen, Chief Digital Officer, EBIT performance and exclusive brand penetration online; and
●	Michael A. Love, Chief Retail Officer, EBIT performance and exclusive brand penetration across the stores.

In early fiscal 2022, the Compensation Committee established target performance objectives for both the Consolidated EBIT and the individual performance categories for the applicable NEOs. In setting the performance measures, the Compensation Committee approved target performance objectives that it considered to be challenging, but achievable. At the same time that the targeted performance objectives were approved, the Committee also set each NEO’s targeted payout as a percentage of his or her base salary – with potential payouts ranging from 0% to 200% of the targeted amounts based on actual performance.

For fiscal 2022, target EBIT was set at $121.5 million. The minimum threshold to receive an EBIT bonus (at 85% of target) was set at $103.3 million, and annual EBIT of $139.7 million or more would result in a 200% payout percentage. Actual EBIT was $258.3 million, which was 212.6% of the target and resulted in a payout percentage of 200%. In addition, the Compensation Committee determined that the individual financial performance goals had each been achieved at the maximum level, resulting in 200% payout percentages, except for exclusive brand penetration across the stores, which was achieved at the 159% level. The below table highlights the annual cash incentive bonus potentials and payouts for each of our NEOs.

Name	Target Annual Cash Incentive Bonus	Target Bonus as a % of Salary		Maximum Bonus as a % of Salary		Actual Annual Cash Incentive Bonus	% of Target Bonus Paid
James G. Conroy
Consolidated EBIT	$980,431	110%		220%		$1,960,863	200%
	$980,431	110%		220%		$1,960,863	200%

Gregory V. Hackman
Consolidated EBIT	$395,466	75%		150%		$790,933	200%
	$395,466	75%		150%		$790,933	200%

James M. Watkins (1)
Consolidated EBIT	$174,873	55%	(1)	110%	(1)	$349,746	200%
	$174,873	55%	(1)	110%	(1)	$349,746	200%

Laurie Grijalva
Consolidated EBIT	$136,844	30%		60%		$273,687	200%
Consolidated merchandise margin	68,422	15		30		136,844	200
Consolidated exclusive brand sales penetration	68,422	15		30		136,844	200
	$273,688	60%		120%		$547,375	200%

John Hazen
Consolidated EBIT	$136,182	30%		60%		$272,364	200%
E-commerce EBIT	90,788	20		40		181,576	200
E-commerce exclusive brand sales penetration	45,394	10		20		90,788	200
	$272,364	60%		120%		$544,728	200%

Michael A. Love
Consolidated EBIT	$70,534	20%		40%		$141,068	200%
Retail store EBIT	52,901	15		30		105,801	200
Retail store exclusive brand sales penetration	52,901	15		30		84,061	159
	$176,336	50%		100%		$330,930	188%

(1)	Prior to his promotion to Chief Financial Officer and Secretary on November 1, 2021, Mr. Watkins’ target annual bonus was equal to 50% of his base salary with a maximum annual bonus potential equal to 100% of his base salary. Following his promotion, Mr. Watkins’ target annual bonus is equal to 60% of his base salary with a maximum annual bonus potential equal to 120% of his base salary. Additionally, in conjunction with his promotion, Mr. Watkins’ base salary was increased to $375,000. The target and maximum annual bonus percentages shown in the above table for Mr. Watkins reflects the proration of his bonus calculation during fiscal 2022 as a result of his promotion.

Fiscal 2023 Bonus Plan

The Committee did not change any metrics related to the fiscal 2023 bonus plan. The bonus targets for fiscal 2023 were approved by the Committee on April 26, 2022.

Long-Term Equity Incentives

Under our long-term incentive program, the Committee has the authority to award various forms of long-term incentive grants, including stock options, performance-based awards and restricted stock units.

All awards granted in fiscal 2022 to our NEOs were restricted stock units or performance share units granted under our 2020 Equity Incentive Plan (the “2020 Plan”). While all types of awards incentivize retention, the value of restricted stock units increase as our stock price increases and the number of performance share units ultimately received depends on the Company's cumulative earnings per share over a three-year performance period relative to the established performance target. The Committee’s objectives for the fiscal 2022 long-term incentive awards were to establish a direct link between compensation and Company performance as demonstrated through our stock price and earnings per share and to retain the services of our executives through multi-year vesting provisions.

In determining the fiscal 2022 long-term incentive award levels for our NEOs, the Committee compared the target total direct compensation of each NEO to applicable market data including both salary and equity-incentive awards.

The fiscal 2022 restricted stock units granted to the NEOs vest in equal annual installments over a four-year period subject to continued service or in connection with certain events as defined by the 2020 Plan and as determined by the Committee. The performance share units granted are stock-based awards under which the number of shares ultimately received depends on the Company's cumulative earnings per share over a three-year performance period beginning March 28, 2021 and ending March 30, 2024 relative to the established performance target. This performance metric was established by the Committee at the beginning of the performance period. At the end of the performance period, the number of shares to be issued in settlement of the performance share units is based on the Company’s actual achievement of the applicable performance goals. If the cumulative three-year performance is at a level below the threshold level, the number of performance units to vest will be 0%, if performance is at the threshold level, the number of performance units to vest will be 50% of the target amounts, if performance is at the target level, the number of performance units to vest will be 100% of the target amounts, and if performance is at the maximum level, the number of performance units to vest will be 200% of the target amounts, each subject to continued service by the applicable award recipient through the last day of the performance period (subject to certain exceptions described below under the headings “Employment Agreements” and “Potential Payments Upon Termination or Change in Control”). If performance is between threshold and target goals or between target and maximum goals, the number of performance units to vest will be determined by linear interpolation. The number of shares ultimately issued under the performance unit award ranges from 0% to 200% of the participant's target amount. The awards are forfeited if the threshold performance goals are not achieved as of the end of the performance period.

The grant mix shown below was chosen to provide a majority emphasis on driving performance results and stock price appreciation, while also providing retentive value. For more information, see “Grants of Plan-Based Awards” below.

Name and Equity Granted	Approximate Weighting
James G. Conroy
Performance share units	50.0%
Restricted stock units	50.0%
100.0%
Gregory V. Hackman
Performance share units	50.0%
Restricted stock units	50.0%
100.0%
James M. Watkins
Performance share units	50.0%
Restricted stock units	50.0%
100.0%
Laurie Grijalva
Performance share units	50.0%
Restricted stock units	50.0%
100.0%
John Hazen
Performance share units	50.0%
Restricted stock units	50.0%
100.0%
Michael A. Love
Performance share units	50.0%
Restricted stock units	50.0%
100.0%

Fiscal 2023 Changes to Long-Term Equity Incentives

Subsequent to fiscal 2022, the Committee decided to grant to all of the NEOs performance share units which vest based on achievement of a specified performance goal over a three-year performance period and time-based restricted stock units, which vest in equal annual installments over a three-year period subject to continued service or in connection with certain events as defined by the 2020 Plan and as determined by the Committee. The Committee also granted Mr. Conroy market-based stock options. The options were granted under the Company's 2020 Equity Incentive Plan and are subject to vesting on May 12, 2025 if (i) with respect to 33% of the shares of common stock issuable upon exercise of the Options, the average closing price of the common stock on the New York

Stock Exchange during any consecutive 30 trading days between May 12, 2022 and May 12, 2025 (the “Average Trading Price”) equals or exceeds 150% of the exercise price, (ii) with respect to an additional 33% if the Average Trading Price equals or exceeds 175% of the exercise price and (iii) with respect to an additional 34% if the Average Trading Price equals or exceeds 200% of the exercise price, in each case, subject to earlier vesting in connection with death, disability or a change in control.

Other Elements of our Fiscal 2022 Compensation Program

Nonqualified Deferred Compensation

In fiscal 2019, we adopted the Boot Barn, Inc. Executive Deferred Compensation Plan (the “Deferred Compensation Plan”). Under the Deferred Compensation Plan, participants may defer up to 80% of their base salary, 90% of bonus payments, and 100% of restricted stock units. Our Company may make discretionary contributions to the Deferred Compensation Plan on behalf of participants. Any Company-based contributions are subject to a five-year graded vesting schedule. Cash amounts deferred under the Deferred Compensation Plan are deemed invested in one or more investment funds made available by the Company and selected by the participant. Mr. Love was the only NEO participating in the Deferred Compensation Plan in fiscal 2022. The Company did not make any discretionary contributions to the Deferred Compensation Plan in fiscal 2022.

401(k) Plan and Other Benefits

Each of our NEOs is eligible to participate in our 401(k) Plan. Participating employees may defer compensation into the plan, up to the statutory maximum set by the Internal Revenue Service. In addition, our Company provides matching contributions under the plan to eligible employees, including our NEOs. The matching contributions provided by our Company under the 401(k) Plan are equal to 100% of employee contributions, up to 3% of their compensation and 50% of further employee contributions, up to 5% of their compensation, subject to the annual limits established by the Internal Revenue Service.

Role of the Compensation Committee in Executive Compensation

During fiscal 2022, the Committee made all decisions regarding the compensation levels of our executive officers.

It is the Committee's responsibility to (1) oversee the design of our executive compensation programs, policies and practices, (2) determine the types and amounts of most compensation for NEOs, and (3) review and approve the adoption, termination and amendment of, and to administer and, as appropriate, make recommendations to the Board regarding, our cash incentive and equity incentive plans.

In addition, as described below, the Committee directly engaged Frederic W. Cook & Co., Inc. (“FW Cook”) to assist in its review of compensation for our executive officers.

Role of Independent Compensation Consultant

The Committee retained FW Cook as its independent compensation consultant to advise on NEO and director compensation for fiscal 2022. The independent compensation consultant generally advises the Committee on the appropriateness of our compensation philosophy, peer group selection and general executive compensation program design. As part of its engagement with the Committee, the independent compensation consultant:

●	advised on the selection of a peer group of companies for executive officer compensation comparison purposes;

●	provided guidance on industry best practices and emerging trends and developments in executive officer compensation;

●	analyzed peer company proxy and other survey data as appropriate; and

●	advised on determining the total compensation of each of our executive officers and the material elements of total compensation, including annual base salaries, target cash bonus amounts, and the structure and target amount of long-term incentive awards.

The Committee annually reviews the independence of FW Cook as its consultant under applicable SEC and NYSE rules on conflicts of interest. Following this review, the Committee determined that FW Cook’s work for us does not raise any conflicts of interest. The Committee's evaluation included consideration of all services provided to us, the amount of fees received as a percentage of FW Cook’s annual revenue, its policies and procedures designed to prevent conflicts of interest, any business or personal relationships between FW Cook and the members of the Committee or executive officers and any ownership of our stock by the advisors providing executive and director compensation services to us.

Peer Group and Benchmarking

In making executive compensation determinations for fiscal 2022, we relied on the significant experience of our directors in establishing compensation across many companies in multiple industries, as well as the input of our Chief Executive Officer, who has many years of experience in our industry. We have also established a peer group of firms in similar business sectors, most notably specialty retail. The peers selected are of a comparable size and complexity. Our fiscal 2022 peer group is consistent with our fiscal 2021 peer group, with the exception of Chico’s FAS Inc., Express Inc. and the Cato Corporation, which were since removed, and National Vision Holdings, Inc. which was since added. Our fiscal 2022 peer group was comprised of the companies listed below.

At Home Group Inc.

Children’s Place, Inc.

Citi Trends

Duluth Holdings Inc.

Floor and Decor Holdings, Inc.

Haverty Furniture Companies Inc.

Hibbett Sports, Inc.

Lands’ End, Inc.

MarineMax, Inc.

National Vision Holdings, Inc.

Ollie’s Bargain Outlet Holdings, Inc.

Shoe Carnival, Inc.

Sleep Number Corporation

Sportsman’s Warehouse Holdings, Inc.

Stitch Fix, Inc.

The Buckle, Inc.

The Container Store Group, Inc.

Tilly’s

Zumiez Inc.

The pay levels and award practices of these firms were considered as inputs when establishing the fiscal 2022 compensation programs for our NEOs. The Committee expects to periodically evaluate competitive market data to include the most suitable peer group as well as other market data deemed relevant. The Committee will review our NEO compensation against an appropriate peer group on a more formal basis and will also consider other relevant market data to ensure that our NEO compensation is competitive and sufficient to recruit and retain our NEOs. The Committee expects to periodically review and update this peer group for benchmarking and peer group analysis in determining and developing compensation packages for our NEOs.

Tax Considerations

As a general matter, our Board and the Committee review and consider the various tax and accounting implications of our existing and proposed compensation programs.

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally disallows publicly-listed companies a tax deduction for compensation in excess of $1,000,000 paid to certain current and former executive officers, but historically contained an exception for performance-based compensation. However, 2017 year-end tax reform legislation (“Tax Legislation”) eliminated this exception, generally effective for taxable years beginning after December 31, 2017, except with respect to certain grandfathered arrangements. We will continue to develop compensation programs that use a full range of performance criteria important to our success, recognizing that compensation paid under such programs may not be deductible under Section 162(m) of the Code. The Committee retains the discretion and flexibility to make compensation decisions resulting in the grant of non-deductible compensation to the extent it deems that it is appropriate.

Stock Ownership Policy; Anti-Hedging Policy

Although we do not have stock ownership guidelines applicable to our NEOs, certain of our NEOs currently hold common stock and a portion of each NEO’s compensation is equity-based. We have policies in place where our directors, NEOs and other employees are restricted from engaging in short-term or speculative transactions by prohibiting short-term trading, short sales or margin trading involving Company securities.

Compensation Risk Assessment

In fiscal 2022, FW Cook supported management and the Committee in conducting their risk assessment of our incentive compensation plans and practices. Included in the review were all cash and equity-based incentive plans, insider trading prohibitions, and independent oversight by the Committee. Management and the Committee evaluated these compensation policies and practices to ensure they do not create risks that are reasonably likely to have a material adverse effect on the Company. They considered the Company’s growth and return performance, the mix of compensation between fixed and variable pay, financial and non-financial metrics, and the time horizon of the compensation policies in place. As a result of this analysis as well as the regular review of compensation policies and practices, management and the Committee have concluded that the Company’s compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information regarding the compensation of our NEOs for fiscal 2022, 2021 and 2020. James M. Watkins became a NEO in fiscal 2022.

Name and Principal Position	Fiscal Year	Salary	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	Non-Qualified Deferred Compensation Earnings	All Other Compensation (4)	Total
James G. Conroy	2022	$891,301	$2,400,116	$-	$1,960,863	$-	$27,536	$5,279,816
President, Chief Executive Officer and Director	2021	749,683	576,038	864,526	1,840,130	-	27,024	4,057,401
	2020	816,344	1,199,969	2,422,705	959,143	-	27,184	5,425,345

Gregory V. Hackman	2022	527,288	1,102,432	-	790,933	-	17,852	2,438,505
Executive Vice President, Chief Operating Officer	2021	449,198	284,952	430,285	706,731	-	17,532	1,888,698
	2020	419,234	395,008	139,136	268,815	-	17,692	1,239,885

James M. Watkins	2022	319,457	577,438	-	349,746	-	18,240	1,264,881
Chief Financial Officer and Secretary

Laurie Grijalva	2022	456,146	652,484	-	547,375	-	22,964	1,678,969
Chief Merchandising Officer	2021	408,929	176,315	264,620	417,287	-	22,536	1,289,687
	2020	419,233	395,008	139,136	290,211	-	22,288	1,265,876

John Hazen	2022	453,940	652,484	-	544,728	-	27,536	1,678,688
Chief Digital Officer	2021	394,751	180,587	271,028	399,428	-	27,024	1,272,818
	2020	397,117	395,008	139,136	304,705	-	11,200	1,247,166

Michael A. Love	2022	352,670	427,392	-	330,930	-	11,600	1,122,592
Chief Retail Officer	2021	298,418	119,505	179,376	257,491	-	11,400	866,190
	2020	306,539	259,989	91,582	167,165	-	11,200	836,475

(1)	The amounts in this column reflect the aggregate grant date fair value of the restricted stock unit award and performance share unit awards granted to NEOs during the fiscal year, computed in accordance with ASC 718, including, for all NEOs, annual grants, and for Mr. Watkins only, an additional restricted stock unit award granted in connection with his promotion to the Chief Financial Officer and Secretary of the Company. The amounts included for the performance share units in both fiscal 2022 and fiscal 2020 represent the grant date fair value assuming the achievement of the performance goals for a maximum payout. The valuation assumptions used in determining such amounts in fiscal 2022 are further described in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 26, 2022. The table below sets forth the grant date fair value of the performance share units granted in fiscal 2022 at both target and maximum payout:

	Target	Maximum
James G. Conroy	$800,039	$1,600,078
Gregory V. Hackman	367,477	734,955
James M. Watkins	142,464	284,928
Laurie Grijalva	217,495	434,989
John Hazen	217,495	434,989
Michael A. Love	142,464	284,928

(2)	The amounts in this column reflect the aggregate grant date fair value of each option award granted during the fiscal year, computed in accordance with ASC 718. Such amount for James G. Conroy in fiscal 2020 also includes his market-based option award, which is subject to both service and market vesting conditions. The valuation assumptions used in determining such amounts are further described in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 28, 2020.
(3)	Non-Equity Incentive Plan Compensation represents the cash performance-based bonus paid to the NEOs pursuant to the achievement of certain Company and financial performance goals assigned to each NEO during the fiscal year with respect to which such bonuses are earned, although payment of any such bonuses occurs after the completion of the fiscal year.
(4)	All Other Compensation for fiscal 2022 consisted of the following:

	401(k) Match	Payout of Accrued Vacation	Health Benefits (1)	Total
James G. Conroy	$11,600	$-	$15,936	$27,536
Gregory V. Hackman	11,600	-	6,252	17,852
James M. Watkins	11,600	-	6,640	18,240
Laurie Grijalva	11,600	-	11,364	22,964
John Hazen	11,600	-	15,936	27,536
Michael A. Love	11,600	-	-	11,600

(1)	The amounts in this column reflect the supplemental insurance policy premiums paid by the Company to cover out-of-pocket medical expenses not covered by the NEO’s health plans.

Grants of Plan-Based Awards

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)			All Other Stock Awards:
Name	Grant Date		Threshold	Target	Maximum	Threshold	Target	Maximum	Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards
James G. Conroy	4/26/2022	(1)	$490,216	$980,431	$1,960,863
	5/14/2021	(2)				5,108	10,215	20,430
	5/14/2021	(3)							10,215	$800,039

Gregory V. Hackman	4/26/2022	(1)	197,733	395,466	790,933
	5/14/2021	(2)				2,346	4,692	9,384
	5/14/2021	(3)							4,692	$367,477

James M. Watkins	4/26/2022	(1)	87,437	174,873	349,746
	5/14/2021	(2)				910	1,819	3,638
	5/14/2021	(3)							1,819	$142,464
	11/1/2021	(4)							1,387	$150,046

Laurie Grijalva	4/26/2022	(1)	136,844	273,688	547,375
	5/14/2021	(2)				1,389	2,777	5,554
	5/14/2021	(3)							2,777	$217,495

John Hazen	4/26/2022	(1)	136,182	272,364	544,728
	5/14/2021	(2)				1,389	2,777	5,554
	5/14/2021	(3)							2,777	$217,495

Michael A. Love	4/26/2022	(1)	88,168	176,336	352,672
	5/14/2021	(2)				910	1,819	3,638
	5/14/2021	(3)							1,819	$142,464

(1)	Consists of an award of a cash bonus opportunity under our Cash Incentive Plan for Executives. Prior to his promotion to Chief Financial Officer and Secretary on November 1, 2021, Mr. Watkins’ target annual bonus was equal to 50% of his base salary with a maximum annual bonus potential equal to 100% of his base salary. Following his promotion, Mr. Watkins’ target annual bonus is equal to 60% of his base salary with a maximum annual bonus potential equal to 120% of his base salary. Additionally, in conjunction with his promotion, Mr. Watkins’ base salary was increased to $375,000. The threshold, target and maximum annual bonus amounts shown in the above table for Mr. Watkins reflect the proration of his bonus calculation during fiscal 2022 as a result of his promotion.
(2)	Consists of the estimated future payout of performance share units granted to each NEO. The number of shares of common stock ultimately received depends on the Company’s cumulative earnings per share over a three-year performance period beginning March 28, 2021 and ending March 30, 2024 relative to the established performance target. The amounts included for the grant date fair value of performance share units assume achievement of the performance goal resulting in a maximum payout. See “Long Term Equity Incentives” above for further discussion of the payout at target, threshold and maximum performance.
(3)	Consists of an award of restricted stock units subject to vesting over a four-year period in equal annual installments on each anniversary of the grant date.
(4)	Consists of an award of restricted stock units granted to Mr. Watkins on November 1, 2021 in connection with his promotion to the Company’s Chief Financial Officer and Secretary. Such award is subject to vesting over a four-year period in equal annual installments on each anniversary of the grant date.

Employment Agreements

The following descriptions of the employment agreements that we have entered into with Messrs. Conroy, Hackman, Watkins, Hazen, and Love and Ms. Grijalva are summaries only.

James G. Conroy

We entered into an employment agreement with Mr. Conroy on November 12, 2012, which was amended and restated as of April 7, 2015, pursuant to which Mr. Conroy serves as our President and Chief Executive Officer. Mr. Conroy’s employment agreement had an initial term of three years, after which it automatically renews each year for successive one-year terms unless either party provides written notice of non-renewal or his employment is otherwise terminated, in each case pursuant to the terms of his employment agreement.

Under his employment agreement, Mr. Conroy is entitled to a base salary, which as of March 26, 2022 was $900,000.

He is eligible to participate in our annual incentive bonus program with Mr. Conroy’s actual bonus for any year determined based on company and personal performance. Mr. Conroy is also entitled to participate in our health and welfare benefit plans that are generally available to our executives.

If we terminate Mr. Conroy’s employment without “Cause” or if he resigns for “Good Reason” or if we provide Mr. Conroy with notice of non-renewal, Mr. Conroy is entitled to receive, subject to his execution of a valid release of claims, severance pay equal to his base salary for a period of 12 months, an amount equal to 75% of his base salary payable on the sixtieth day following his date of termination, and any accrued but unpaid bonus relating to the fiscal year ended prior to his termination that would have been paid if he had remained employed as of the scheduled payment date for such bonus (the “Accrued Bonus”). In addition, if he timely elects COBRA health benefits coverage, Mr. Conroy shall be entitled to receive up to 12 monthly payments, each equal to the portion of the premium paid by us for COBRA coverage for active senior executives immediately prior to the termination date (the “Health Severance”). If Mr. Conroy’s employment is terminated without Cause, or if he resigns for Good Reason or if we provide Mr. Conroy with notice of non-renewal within one year following, or three months preceding, a “Change of Control” (as such term is defined in his employment agreement), Mr. Conroy is entitled to receive the Health Severance and, subject to his execution of a valid release of claims and in lieu of the severance benefits described above, severance pay equal to his base salary for a period of 24 months, an amount equal to 150% of his base salary payable on the sixtieth day following his date of termination, and any Accrued Bonus. In addition, in the event of such termination, all of his unvested equity awards will immediately vest on his date of termination and become exercisable in accordance with their terms (“Accelerated Vesting”). If any amounts payable to Mr. Conroy pursuant to his employment agreement, taken together with any amounts or benefits otherwise payable to him by us and any other person or entity required to be aggregated with us for purposes of Section 280G of the Code, under any other plan, agreement, or arrangement (the “Covered Payments”), would be an “excess parachute payment” as defined in Section 280G of the Code and subject Mr. Conroy to the excise tax imposed under Section 4999 of the Code, and Mr. Conroy would receive a greater net after tax benefit by limiting the amount of such Covered Payments, then his employment agreement requires us to reduce the aggregate value of all Covered Payments to an amount equal to 2.99 times Mr. Conroy’s average annual compensation as calculated in accordance with Section 280G of the Code. If Mr. Conroy’s employment is terminated due to his death, his personal representatives or heirs are entitled to receive, subject to execution of a valid release of claims, Accelerated Vesting, if applicable.

Under Mr. Conroy’s employment agreement, “Cause” means his:

(A)	intentional refusal or intentional failure to perform his duties and responsibilities under the employment agreement or to follow any reasonable instruction issued by the Company or our board of directors;
(B)	failure to comply in any material respect with any written policies or procedures of the Company or our board of directors (including, but not limited to, the Company’s anti-discrimination and harassment policies and the Company’s drug and alcohol policy);
(C)	engagement in any act or omission involving willful misfeasance or nonfeasance by Mr. Conroy of his assigned duties, which includes, without limitation, the intentional refusal by Mr. Conroy to follow the directions of our board of directors or any committee thereof or the intentional refusal by Mr. Conroy to perform his assigned duties in any material respect;
(D)	engagement in any act of theft, fraud, embezzlement, falsification of the Company documents, misappropriation of funds or other assets of the Company or in any misconduct which is materially damaging to the goodwill, business or reputation of the Company;
(E)	conviction by a court of competent jurisdiction of, or his pleading guilty or nolo contendere to, any felony or crime involving moral turpitude that is damaging to the reputation of the Company; or
(F)	material breach of any of his obligations contained in the employment agreement.

Prior to any termination for Cause pursuant to (A), (B) or (F), the Company must give written notice to Mr. Conroy within 60 days of any event triggering the applicable subsection and Mr. Conroy shall thereafter have the right to remedy the condition, if such condition can be remedied, within 30 days of the date Mr. Conroy receives the written notice from the Company.  If Mr. Conroy does not remedy the condition within the 30-day cure period to the reasonable satisfaction of our board of directors, then our board of directors may deliver a notice of termination for Cause at any time within 30 days following the expiration of such cure period, in which case termination will be effective upon delivery of such notice.

Under Mr. Conroy's employment agreement, “Change of Control” generally means any of the following events:

(A)	A merger, consolidation, reorganization or arrangement involving the Company other than a merger, consolidation, reorganization or arrangement in which our stockholders immediately prior to such merger, consolidation, reorganization or arrangement own, directly or indirectly, securities possessing at least 50% of the total combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation, reorganization or arrangement in substantially the same proportion as their ownership of such voting securities immediately prior to such merger, consolidation, reorganization or arrangement;
(B)	The acquisition, directly or indirectly, by any person or related group of persons acting jointly or in concert (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities pursuant to a tender offer made directly to our stockholders;
(C)	The sale, transfer or other disposition of all or substantially all of the assets of the Company other than a sale, transfer or other disposition to an affiliate of the Company or to an entity in which our stockholders immediately prior to such sale, transfer or other disposition own, directly or indirectly, securities possessing at least 50% of the total combined voting power of the outstanding voting securities of the purchasing entity in substantially the same proportion as their ownership of such voting securities immediately prior to sale, transfer or other disposition; or
(D)	A change in the composition of our board of directors over a period of 24 consecutive months or less such that a majority of our board of directors ceases to be comprised of individuals who either have been: members of our board of directors continuously since the beginning of such period (“Incumbent Members”), or appointed or nominated for election as members of our board of directors during such period by at least a majority of Incumbent Members who were still in office at the time our board of directors approved such appointment or nomination.

“Good Reason” is defined in the employment agreement as the occurrence of any of the following events without Mr. Conroy's written consent:

(A)	any diminution in base salary or target bonus amount;
(B)	any material and continuing diminution in Mr. Conroy’s authority or responsibilities, such that Mr. Conroy no longer has the title of, or serves or functions as, the chief executive officer;
(C)	changing the geographic location at which Mr. Conroy provides services to the Company to a location more than 35 miles further from Mr. Conroy’s residence;
(D)	a material breach by the Company of its obligations under the employment agreement; or
(E)	requiring Mr. Conroy to report to someone other than our board of directors.

However, Mr. Conroy may only resign for Good Reason if he provides written notice to our board of directors of any event constituting Good Reason within 60 days after Mr. Conroy becomes aware of the occurrence of any such event, our board of directors does not cure said event within 30 days after receipt of the notice, and Mr. Conroy terminates his employment within 90 days of the date of his written notice.

Gregory V. Hackman

We entered into an employment agreement with Mr. Hackman on January 8, 2015. Mr. Hackman’s employment agreement had an initial term of one year, after which it automatically renews each year for successive one-year terms unless either party provides written notice of non-renewal or his employment is otherwise terminated, in each case pursuant to the terms of his employment agreement.

Under his employment agreement, Mr. Hackman is entitled to a base salary, which as of March 26, 2022 was $533,000. Mr. Hackman was promoted to Executive Vice President, Chief Operating Officer, and Chief Financial Officer in August 2020. Since November 2021, Mr. Hackman has served as our Executive Vice President, Chief Operating Officer following the promotion of Mr. Watkins to serve as Chief Financial Officer and Secretary of the Company. Mr. Hackman is eligible to participate in our annual incentive bonus program with Mr. Hackman’s actual bonus for any year determined based on company and personal performance. Mr. Hackman is also entitled to participate in our health and welfare benefit plans that are generally available to our executives.

If we terminate Mr. Hackman’s employment without “Cause”, if he resigns for “Good Reason”, or if we provide notice of non-renewal of the term of Mr. Hackman’s employment agreement, he is entitled to receive, subject to his execution of a valid release of claims, severance pay equal to his base salary for a period of 12 months and a prorated bonus for the year of Mr. Hackman’s termination of employment, equal to the bonus he would have received for such year and prorated for his period of employment.

Under Mr. Hackman’s employment agreement, “Cause” means his:

(A)	refusal or failure to substantially perform the duties of his position or follow the reasonable instructions of the Company or our board of directors;
(B)	failure to comply in any material respect with any written policies or procedures of the Company or our board of directors (including, but not limited to, the Company’s drug or anti-harassment policies, etc.);
(C)	engagement in any act of theft, fraud, embezzlement, willful misfeasance or misconduct, falsification of Company documents, misappropriation of funds or other assets of the Company, or committing any act which is materially damaging to the goodwill, business or reputation of the Company;
(D)	conviction or pleading guilty or nolo contendere to any felony or crime involving moral turpitude; or
(E)	material breach of any of his obligations to the Company or the confidential and proprietary information agreement.

“Good Reason” is defined in Mr. Hackman’s employment agreement as the occurrence of any of the following events without Mr. Hackman’s consent:

(A)	any material diminution in base salary, other than a diminution that was in conjunction with a salary reduction program for similarly-situated employees of the Company or its affiliates;
(B)	any material and continuing diminution in Mr. Hackman’s authority or responsibilities;
(C)	changing the geographic location at which Mr. Hackman provide services to the Company to a location more than thirty-five (35) miles from the then existing location and further from Mr. Hackman's residence; or
(D)	requiring Mr. Hackman to report to someone other than the chief executive officer.

However, Mr. Hackman may only resign for Good Reason if he provides written notice to the Company of any event constituting Good Reason within 60 days after he becomes aware of such event, the Company does not cure such event within 30 days after receipt of the notice, and Mr. Hackman terminates employment within 90 days of the date of his written notice.

James M. Watkins

We entered into an employment agreement with Mr. Watkins on October 26, 2021, which became effective on November 1, 2021 pursuant to which Mr. Watkins serves as our Chief Financial Officer and Secretary. Mr. Watkins’ employment agreement has an initial term of one year, after which it automatically renews each year for successive one-year terms unless either party provides written notice of non-renewal or his employment is otherwise terminated, in each case pursuant to the terms of his employment agreement.

Under his employment agreement, Mr. Watkins is entitled to a base salary, which as of March 26, 2022 was $375,000.

Mr. Watkins is eligible to participate in our annual incentive bonus program with Mr. Watkins’ actual bonus for any year determined based on company and personal performance. Mr. Watkins is also entitled to participate in our health and welfare benefit plans that are generally available to our executives.

If we terminate Mr. Watkins’ employment without “Cause”, if he resigns for “Good Reason” or if we provide notice of non-renewal of the term of Mr. Watkins’ employment agreement, he is entitled to receive, subject to his execution of a valid release of claims, severance pay equal to his base salary for a period of 12 months and a prorated bonus for the year of Mr. Watkins’ termination of employment, equal to the bonus he would have received for such year and prorated for his period of employment.

Under Mr. Watkins’ employment agreement, “Cause” means his:

(A)	refusal or failure to substantially perform the duties of his position or follow the reasonable instructions of the Company or our board of directors;

(B)	failure to comply in any material respect with any written policies or procedures of the Company or our board of directors (including, but not limited to, the Company’s drug or anti-harassment policies, etc.);

(C)	engagement in any act of theft, fraud, embezzlement, willful misfeasance or misconduct, falsification of Company documents, misappropriation of funds or other assets of the Company, or committing any act which is materially damaging to the goodwill, business or reputation of the Company;

(D)	conviction or pleading guilty or nolo contendere to any felony or crime involving moral turpitude; or

(E)	material breach of any of his obligations to the Company or the confidential and proprietary information agreement.

“Good Reason” is defined in Mr. Watkins’ employment agreement as the occurrence of any of the following events without Mr. Watkins’ consent:

(A)	any material diminution in base salary, other than a diminution that was in conjunction with a salary reduction program for similarly-situated employees of the Company or its affiliates;

(B)	any material and continuing diminution in Mr. Watkins’ authority or responsibilities;

(C)	changing the geographic location at which Mr. Watkins provides services to the Company to a location more than thirty-five (35) miles from the then existing location and further from Mr. Watkins’ residence; or

(D)	requiring Mr. Watkins to report to someone other than the chief executive officer.

However, Mr. Watkins may only resign for Good Reason if he provides written notice to the Company of any event constituting Good Reason within 60 days after he becomes aware of such event, the Company does not cure such event within 30 days after receipt of the notice, and Mr. Watkins terminates employment within 90 days of the date of his written notice.

Laurie Grijalva

We entered into an employment agreement with Ms. Grijalva effective May 11, 2014 and amended on July 2, 2014.

Under her employment agreement, Ms. Grijalva is entitled to a base salary, which as of March 26, 2022 was $460,000. Ms. Grijalva is eligible to participate in our annual incentive bonus program with Ms. Grijalva’s actual bonus for any year determined based on company and personal performance. Ms. Grijalva is also entitled to participate in our health and welfare benefit plans or programs of our Company available to other similarly situated officers of our Company.

If we terminate Ms. Grijalva’s employment without “Cause”, then she is entitled to receive, subject to her execution of a valid release of claims, severance pay equal to her base salary for a period of six months.

Under Ms. Grijalva’s employment agreement, “Cause” means her:

(A)	refusal or failure to perform her duties and responsibilities under the employment agreement, to follow any instruction issued by the Company or the chief executive officer, or to comply with any written policies or procedures of the

Company (including, but not limited to, the Company’s policies prohibiting discrimination and harassment, drug policy, etc.);
(B)	engagement in any act of misfeasance or nonfeasance of her assigned duties, theft, fraud, embezzlement, falsification of Company documents, misappropriation of funds or other assets of the Company or in any conduct which is damaging to the goodwill, business or reputation of the Company;
(C)	conviction by a court of competent jurisdiction of, or her pleading guilty or nolo contendere to any felony or crime involving moral turpitude that is damaging to the reputation of the Company; or
(D)	breach of any of her obligations contained in the employment agreement or the confidential and proprietary information agreement.

John Hazen

We entered into an employment agreement with Mr. Hazen on March 1, 2018 pursuant to which Mr. Hazen serves as our Chief Digital Officer, effective as of April 2, 2018.

Under his employment agreement, Mr. Hazen is entitled to a base salary, which as of March 27, 2021 was $460,000. Mr. Hazen is entitled to participate in our annual incentive bonus program with Mr. Hazen’s actual bonus for any year determined based on company and personal performance. Mr. Hazen is also eligible to participate in our Company’s broad-based benefit plans and programs that are generally offered to other similarly situated employees.

If we terminate Mr. Hazen’s employment without “Cause” or he resigns for “Good Reason”, then he is entitled to receive, subject to his execution of a valid release of claims, severance pay equal to his base salary for a period of nine months.

Under Mr. Hazen's employment agreement, “Cause” means his:

(A)	refusal or failure to substantially perform the duties of his position or follow the reasonable instructions of the Company or our board of directors;
(B)	failure to comply in any material respect with any written policies or procedures of the Company or our board of directors (including, but not limited to, the Company’s drug or anti-harassment policies, etc.);
(C)	engagement in any act of theft, fraud, embezzlement, willful misfeasance or misconduct, falsification of Company documents, misappropriation of funds or other assets of the Company, or committing any act which is materially damaging to the goodwill, business or reputation of the Company;
(D)	breach of any of his fiduciary duties to the Company;
(E)	conviction or pleading guilty or nolo contendere to any felony or crime involving moral turpitude; or
(F)	material breach of any of his obligations to the Company or the confidential and proprietary information agreement.

“Good Reason” is defined in Mr. Hazen's employment agreement as the occurrence of any of the following events without Mr. Hazen's consent:

(A)	any material diminution in base salary, other than a diminution that was in conjunction with a salary reduction program for similarly-situated employees of the Company or its affiliates;
(B)	any material and continuing diminution in Mr. Hazen’s authority or responsibilities; or
(C)	changing the geographic location at which Mr. Hazen provides services to the Company (in Orange County) to a location more than thirty-five (35) miles from both the then existing location and Mr. Hazen’s residence.

However, Mr. Hazen’s may only resign for Good Reason if he provides written notice to the Company of any event constituting Good Reason within 60 days after he becomes aware such event, the Company does not cure such event within 30 days after receipt of the notice, and Mr. Hazen terminates his employment within 90 days of the date of the written notice.

Michael A. Love

We entered into an employment agreement with Mr. Love, effective May 5, 2014 to serve as our VP of Merchandise Planning. Effective April 1, 2017, Mr. Love was promoted to the position of Senior Vice President, Marketing and Merchandise Planning. Effective June 12, 2018, Mr. Love was promoted to the position of Senior Vice President, Stores. Mr. Love is entitled to a base salary, which as of March 26, 2022 was $375,000. Effective May 1, 2022, Mr. Love was promoted to Chief Retail Officer. Mr. Love is entitled to participate in our annual incentive bonus program with Mr. Love’s actual bonus for any year determined based on company and personal performance. Mr. Love is also entitled to participate in our health and welfare benefit plans or other programs of our Company that are generally available to other similarly situated executives.

If we terminate Mr. Love’s employment without “Cause” or he resigns for “Good Reason”, then he is entitled to receive, subject to his execution of a valid release of claims, severance pay equal to his base salary for a period of six months.

Under Mr. Love’s employment agreement, “Cause” means his:

(A)	refusal or failure to substantially perform the duties of his position or follow the reasonable instructions of the Company or our board of directors;
(B)	failure to comply in any material respect with any written policies or procedures of the Company or our board of directors (including, but not limited to, the Company’s drug or anti-harassment policies, etc.);
(C)	engagement in any act of theft, fraud, embezzlement, willful misfeasance or misconduct, falsification of Company documents, misappropriation of funds or other assets of the Company, or committing any act which is materially damaging to the goodwill, business or reputation of the Company;
(D)	breach of any of his fiduciary duties to the Company;
(E)	conviction or pleading guilty or nolo contendere to any felony or crime involving moral turpitude; or
(F)	material breach of any of his obligations to the Company or the confidential and proprietary information agreement.

“Good Reason” is defined in the employment agreement as the occurrence of any of the following events without Mr. Love’s consent:

(A)	any material diminution in base salary, other than a diminution that was in conjunction with a salary reduction program for similarly-situated employees of the Company or its affiliates;
(B)	any material and continuing diminution in Mr. Love’s authority or responsibilities; or
(C)	changing the geographic location at which Mr. Love provides services to the Company (in Orange County) to a location more than thirty-five (35) miles from both the then existing location and Mr. Love’s residence.

However, Mr. Love may only resign for Good Reason if he provides written notice to the Company of any event constituting Good Reason within 60 days after he becomes aware of such event, the Company does not cure such event within 30 days after receipt of the notice, and Mr. Love terminates his employment within 90 days of the date of his written notice.

Restrictive covenants

Each of our NEOs is subject to certain restrictive covenants while employed and after termination of employment. Pursuant to his employment agreement, Mr. Conroy is restricted from soliciting any of our employees, consultants, contractors, agents or representatives to leave their employment or engagement with us, or otherwise interfere or attempt to interfere with our relationship with any of our employees, consultants, contractors, agents or representatives during the executive officer's period of employment and for a period of 12 months following termination of employment. Mr. Conroy is also subject to ongoing non-disparagement and confidentiality obligations under his employment agreement. Each of the employment agreements for Ms. Grijalva, Mr. Hackman, Mr. Watkins, Mr. Hazen, and Mr. Love require that the executive enter into a confidential and proprietary information agreement, each of which contain the same non-solicit, non-disparagement and confidentiality provisions as described above for Mr. Conroy.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding equity awards held by our NEOs as of March 26, 2022.

			Option Awards				Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date		Shares/units not vested (#)		Market value of units not vested ($) (13)	Equity incentive plan shares/units not vested (#)		Equity incentive plan market value of units not vested ($)
James G. Conroy	5,301	25,301	-	6.15	6/5/2025	(1)
							2,635	(1)	254,357
	-	26,278	-	23.92	5/24/2026	(3)
							2,299	(3)	221,922
	-	29,217	-	20.94	5/21/2030	(4)
							20,631	(4)	1,991,510
	-	31,184	-	24.08	5/21/2030	(4)
	-	18,880	-	28.63	5/19/2029	(5)
							6,985	(5)	674,262
										27,942	(6)	2,697,241
	-	227,273	-	28.63	5/19/2029	(7)
							10,215	(10)	986,054
										20,430	(11)	1,972,108

Gregory V. Hackman	-	6,749	-	6.15	6/5/2025	(1)
							508	(1)	49,037
	11,000	-	-	7.11	5/20/2024	(2)

	-	7,166	-	23.92	5/24/2026	(3)
							627	(3)	60,524
	-	9,379	-	20.94	5/21/2030	(4)
							6,623	(4)	639,318
	-	9,015	-	23.57	8/9/2030	(8)
							3,183	(8)	307,255
	-	10,010	-	24.08	5/21/2030	(4)
	-	6,214	-	28.63	5/19/2029	(5)
							2,299	(5)	221,922
										9,198	(6)	887,883
							4,692	(10)	452,919
										9,384	(11)	905,838

James M. Watkins	-	2,924	-	6.15	6/5/2025	(1)
							341	(1)	32,917
	-	1,119	-	23.92	5/24/2026	(3)
							392	(3)	37,840
	-	4,107	-	20.94	5/21/2030	(4)
							2,175	(4)	209,953
	-	4,507	-	23.57	8/9/2030	(8)
							1,591	(8)	153,579
	-	2,191	-	24.08	5/21/2030	(4)
	-	1,557	-	28.63	5/19/2029	(5)
							576	(5)	55,601
										1,152	(6)	111,203
							1,819	(10)	175,588
										3,638	(11)	351,176
							1,387	(12)	133,887

Laurie Grijalva	-	6,749	-	6.15	6/5/2025	(1)
							508	(1)	49,037
	21,501	7,166	-	23.92	5/24/2026	(3)
							627	(3)	60,524
	2,981	8,943	-	20.94	5/21/2030	(4)

							6,315	(4)	609,587
	3,182	9,545	-	24.08	5/21/2030	(4)
	6,215	6,214	-	28.63	5/19/2029	(5)
							2,299	(5)	221,922
										9,198	(6)	887,883
							2,777	(10)	268,064
										5,554	(11)	536,128

John Hazen	-	11,254	-	18.66	3/19/2026	(9)
							3,751	(9)	362,084
	-	9,159	-	20.94	5/21/2030	(4)
							6,468	(4)	624,356
	-	9,776	-	24.08	5/21/2030	(4)
	-	6,214	-	28.63	5/19/2029	(5)
							2,299	(5)	221,922
										9,198	(6)	887,883
							2,777	(10)	268,064
										5,554	(11)	536,128

Michael A. Love	-	5,061	-	6.15	6/5/2025	(1)
							381	(1)	36,778
	-	3,970	-	23.92	5/24/2026	(3)
							700	(3)	67,571
	-	6,062	-	20.94	5/21/2030	(4)
							4,280	(4)	413,148
	-	6,470	-	24.08	5/21/2030	(4)
	-	4,090	-	28.63	5/19/2029	(5)
							1,513	(5)	146,050
										6,054	(6)	584,393
							1,819	(10)	175,588
										3,638	(11)	351,176

(1)	The stock options and restricted stock units held by the NEO were granted on June 5, 2017, and vest over a five-year period in equal annual installments on each anniversary of the grant date.
(2)	The stock options held by the NEO were granted on May 20, 2016, and vest over a five-year period in equal annual installments on each anniversary of the grant date.
(3)	The stock options and restricted stock units held by the NEO were granted on May 24, 2018, and vest over a four-year period in equal annual installments on each anniversary of the grant date.
(4)	The stock options and restricted stock units held by the NEO were granted on May 22, 2020, and vest over a four-year period in equal annual installments on each anniversary of the grant date.
(5)	The stock options and restricted stock units held by the NEO were granted on May 20, 2019, and vest over a four-year period in equal annual installments on each anniversary of the grant date.
(6)	The performance share units held by the NEO were granted on May 20, 2019 and the number of shares ultimately received depends on the Company’s cumulative earnings per share target over a three-year performance period beginning March 31, 2019 and ending March 26, 2022 relative to its established target. The number of shares issued can range from 0% to 200% of the participant's target award. The number of shares shown herein reflects the maximum award level based on the estimated probable outcome of achieving the performance conditions as of March 27, 2021.
(7)	The stock option held by the NEO was granted on May 20, 2019 and contains both service and market vesting conditions. Vesting of this option is contingent upon the market price of the Company's common stock achieving three stated price targets for 30 consecutive trading days on or prior to the fourth anniversary of the date of grant and the NEO’s continued service (subject to certain exceptions). If the first market price target of 150% of the exercise price is met, 33% of the option granted will cliff vest on the fourth anniversary of the date of grant, with an additional 33% of the option vesting if the second market price target of 175% of the exercise price is met, and the last 34% of the option vesting if the final market price target of 200% of the exercise price is met, subject to the applicable service conditions. As of March 27, 2021, all three market price targets had been met, and as such, 227,273 shares will cliff vest on the fourth anniversary of the date of grant, subject to the applicable service conditions.
(8)	The stock options and restricted stock units held by the NEO were granted on August 10, 2020, and vest over a four-year period in equal annual installments on each anniversary of the grant date.
(9)	The stock options and restricted stock units held by the NEO were granted on March 19, 2018, and vest over a five-year period in equal annual installments on each anniversary of the grant date.
(10)	The restricted stock units held by the NEO were granted on May 14, 2021, and vest over a four-year period in equal annual installments on each anniversary of the grant date.
(11)	The performance share units held by the NEO were granted on May 14, 2021 and the number of shares ultimately received depends on the Company’s cumulative earnings per share over a three-year performance period beginning March 28, 2021 and ending March 30, 2024 relative to its established target. The number of shares issued can range from 0% to 200% of the participant’s target award. The number of shares shown herein reflects the maximum award level based on the estimated probable outcome of achieving the performance conditions as of March 26, 2022.
(12)	The restricted stock units held by the NEO were granted on November 1, 2021, and vest over a four-year period in equal annual installments on each anniversary of the grant date.
(13)	Market value is based upon the closing stock price of $96.53 on March 25, 2022, the last trading day of fiscal 2022.

Option Exercises and Stock Vested

The table below reflects the value realized on the exercise of stock options and vesting of restricted stock units during the fiscal year ended March 26, 2022.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
James G. Conroy	104,421	$6,474,527	18,282	$1,336,728
Gregory V. Hackman	68,189	4,779,905	6,254	473,720
James M. Watkins	10,226	666,586	2,757	209,764
Laurie Grijalva	33,998	2,882,171	4,950	362,202
John Hazen	20,674	1,377,394	7,057	617,266
Michael A. Love	41,134	3,222,420	4,266	311,491

Nonqualified Deferred Compensation

The Company has a Deferred Compensation Plan permitting a select group of management employees and our directors to defer compensation to a future date. The value of the deferred compensation is recognized based on the fair value of the participants’ accounts. Our Company established a rabbi trust for the purpose of funding the benefits payable under this plan, with the assets invested in a variety of marketable securities and cash equivalents, excluding our Company’s stock. Under the Deferred Compensation Plan, the Company may credit participant accounts with discretionary contributions. Any Company credits are subject to a five-year graded vesting schedule; however, the Company did not make any discretionary contributions during fiscal 2022. The table below reflects the contributions made and aggregate earnings during fiscal 2022 for Michael A. Love, who was the only NEO who participated in the Deferred Compensation Plan during the fiscal year.

Name	Executive Contributions in Fiscal 2022 (1)	Registrant Contributions in Fiscal 2022	Aggregate Earnings/(Loss) in Fiscal 2022 (2)	Aggregate Withdrawals/Distributions	Aggregate Balance at March 26, 2022
Michael A. Love	$165,188	$-	$10,290	$-	$498,584

(1)	Contributions in fiscal 2022 were made from Mr. Love’s salary and cash performance-based bonus as reflected in the Summary Compensation Table.
(2)	Consists of an unrealized gain during the fiscal year.

Potential Payments Upon Termination or Change in Control

The Committee recognizes that the possibility of the termination of an executive officer’s employment, and the uncertainty it creates, may result in the loss or distraction of the executive officer, and present challenges in recruiting potential executive officers, all to the detriment of the Company and its stockholders. The Committee considers the avoidance of such loss, distraction and challenges to be essential to protecting and enhancing the best interests of the Company and its stockholders. To help ensure that the Company has the continued attention and dedication of these executives and the availability of their continued service, to facilitate the Company’s recruiting efforts and to provide severance benefits upon a qualifying termination that are consistent with market practices, the Company provides certain severance payments and benefits to our NEOs pursuant to the terms of their employment agreements and equity award agreements.

As noted in the CD&A, we employ our executive officers, including all of our NEOs, “at will.” We do not provide any Internal Revenue Code Section 280G excise tax gross-up payments and none of our change in control payments are “single trigger.” Refer to the “Executive Compensation--Employment Agreements” section above.

The table below reflects the amount of compensation that would be payable to our NEOs in the event of a termination without “cause” or for “good reason” (a “Qualifying Termination”) (each such term as defined in the applicable employment agreement (except that for Ms. Grijalva the payments are only triggered by a termination without cause)), assuming the NEO had terminated employment on the last day of fiscal 2022. Except for Mr. Conroy, the NEOs’ equity awards granted prior to fiscal 2020 do not provide for any additional vesting upon a termination of employment. For Mr. Conroy there is an acceleration of vesting if he experiences a Qualifying Termination within three months preceding or 12 months following a change in control.

Qualifying Termination without a Change in Control

Name	Salary	Bonus	Health and Welfare Benefits (2)	Restricted Stock Units	Performance Share Units	Stock Options	Total Compensation
James G. Conroy (1)	$1,575,000	$1,960,863	$15,239	$-	$-	$-	$3,551,102
Gregory V. Hackman	533,000	790,933	-	-	-	-	1,323,933
James M. Watkins	375,000	349,746	-	-	-	-	724,746
Laurie Grijalva	230,000	-	-	-	-	-	230,000
John Hazen	345,000	-	-	-	-	-	345,000
Michael A. Love (3)	187,500	-	-	-	-	-	187,500

(1)	For purposes of the cash severance and equity vesting provided under Mr. Conroy’s employment agreement, a Qualifying Termination also includes termination on account of non-renewal by us of Mr. Conroy’s employment agreement.
(2)	Consists of the employer portion of medical insurance premiums to be paid to Mr. Conroy for 12 months following termination of employment.
(3)	Upon his termination of employment for any reason, Mr. Love receives payment of his vested deferred compensation pursuant to our non-qualified deferred compensation plan. As of March 26, 2022, Mr. Love’s vested account balance was equal to $498,584.

The table below reflects the amount of compensation that would be payable to our NEOs in the event of a Qualifying Termination in connection with a change in control (except that for Ms. Grijalva the severance payments are only triggered by a termination without cause), in each case assuming the NEO had terminated employment on the last day of fiscal 2022 and the price per share of our common stock is the closing market price as of such date.

Qualifying Termination in Connection with a Change in Control

Name	Salary	Bonus (2)	Health and Welfare Benefits (3)	Restricted Stock Units (4)	Performance Share Units (4)(5)	Stock Options (4)(6)	Total Compensation
James G. Conroy (1)	$3,150,000	$1,960,863	$15,239	$4,128,105	$4,669,349	$25,376,332	$39,299,888
Gregory V. Hackman	533,000	790,933	-	1,621,414	1,793,720	2,513,848	7,252,915
James M. Watkins	375,000	349,746	-	575,029	462,379	903,737	2,665,891
Laurie Grijalva	230,000	547,375	-	1,099,573	1,424,011	1,789,467	5,090,426
John Hazen	345,000	544,728	-	1,114,342	1,424,011	1,822,531	5,250,612
Michael A. Love (7)	187,500	330,930	-	734,786	935,569	1,204,689	3,393,474

(1)	Pursuant to Mr. Conroy’s employment agreement, he is eligible to receive change in control severance payments and benefits (including accelerated vesting of outstanding equity awards) if his Qualifying Termination occurs within three months prior to, or 12 months following, a change in control.
(2)	Pursuant to the terms of our Cash Incentive Plan for Executives, in the event of a change in control, payment of any annual incentive bonuses will be paid within 60 days following the change in control. The amounts set forth in this column represent the annual bonuses payable to our NEOs for fiscal 2022 which would have been paid to our NEOs following termination of employment for any reason upon or following a Change in Control.
(3)	Consists of the employer portion of medical insurance premiums to be paid to Mr. Conroy for 12 months following termination of employment.
(4)	Assumes either (i) the equity award is assumed by the surviving company in any change of control transaction and the Qualifying Termination occurs within 18 months following the change of control or (ii) the equity award is not assumed by the surviving company.
(5)	For performance share units, vesting is based upon actual performance through the date of the change of control.
(6)	For Mr. Conroy’s market-based option award, vesting is based upon the achievement of the applicable trading price targets through the date of the change of control.

(7)	Upon his termination of employment for any reason, Mr. Love receives payment of his vested deferred compensation pursuant to our non-qualified deferred compensation plan. As of March 26, 2021, Mr. Love’s vested account balance was equal to $498,584.

In addition, for each of our NEOs, a termination upon retirement results in the continued vesting of equity awards granted in fiscal 2020 and forward, excluding Mr. Conroy’s market-based option award, without continued service requirements, subject to compliance with certain post-termination confidentiality and other obligations. Messrs. Conroy, Watkins, and Hazen and Ms. Grijalva are eligible to retire after the earlier of (a) age 60 with 10 years of service or (b) age 65. Messrs. Hackman and Love are eligible to retire after the earlier of (a) age 60 with 5 years of service or (b) age 65. With respect to performance share units, the number of shares issuable to a retired NEO upon completion of the applicable vesting period is based upon actual performance during the entire performance period, including the post-termination period without regard to the date of retirement.

Excluding Mr. Conroy’s market-based option award, in the event that an NEO’s employment terminates by reason of his or her death or disability, all unvested restricted stock units and stock options granted in fiscal 2020 and beyond become fully vested, and unvested performance share units granted in fiscal 2020 and beyond become vested based upon actual performance through the date of termination. Upon termination as a result of death or disability, Mr. Conroy’s market-based option award would vest based upon the achievement of the applicable trading price targets through the date of termination. Any unvested restricted stock units and stock options granted to Mr. Conroy prior to fiscal 2020 become fully vested upon termination as a result of death. As of the last day of fiscal 2022, these amounts would have been as set forth in the table below.

Termination Upon Death or Disability

Name	Restricted Stock Units	Performance Share Units	Stock Options	Total Compensation
James G. Conroy (1)	$4,128,105	$4,669,349	$25,376,332	$34,173,786
Gregory V. Hackman	1,621,414	1,793,720	2,513,848	5,928,982
James M. Watkins	575,029	462,379	903,737	1,941,145
Laurie Grijalva	1,099,573	1,424,011	1,789,467	4,313,051
John Hazen	1,114,342	1,424,011	1,822,531	4,360,884
Michael A. Love	734,786	935,569	1,204,689	2,875,044

(1)	In the event of Mr. Conroy’s disability, accelerated vesting would only apply to awards granted on or after May 20, 2019. The value of the restricted stock units to vest would be $3,651,826, the value of the performance share units to vest at maximum would be $4,669,349, and the value of the stock options and market-based option award to vest would be $21,181,583.

Equity Compensation Plan Information

As of March 26, 2022, the following table shows the number of securities to be issued upon exercise of outstanding equity awards under our equity compensation plans.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Equity Awards (a) (3)	Weighted-Average Exercise Price of Outstanding Equity Awards (b) (4)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Stockholders (1)	1,205,266	$23.44	2,193,009
Equity Compensation Plans Not Approved by Stockholders (2)	-	$-	879,724
Total	1,205,266	$23.44	3,072,733

(1)	Represents our 2014 Plan and 2020 Plan.
(2)	Represents our 2011 Equity Incentive Plan, which was adopted prior to the Company’s initial public offering.
(3)	The number of securities to be issued upon exercise of outstanding equity awards, includes the issuance of 139,614 performance share units assuming maximum performance. At target, the amount of performance share units to be issued would be 69,807.
(4)	The weighted-average exercise price presented is the weighted-average exercise price of vested and unvested options and excludes restricted stock units and performance share units.

CEO Pay Ratio

SEC rules require us to disclose the total annual compensation of our principal executive officer for fiscal 2022, who was James G. Conroy, the median of the total annual compensation of all employees other than our principal executive officer, as well as their ratio to each other (the “CEO Pay Ratio”). Total annual compensation for our principal executive officer and for the median of the total annual compensation of all employees is calculated in accordance with SEC rules applicable to the Summary Compensation Table. For fiscal 2022, these amounts were as follows:

●	Our principal executive officer’s total annual compensation was $5,279,816.

●	Our median compensated employee’s total annual compensation was $18,152. Our median compensated employee works part-time for the Company.

●	Based on this information for fiscal 2022, we estimate that the ratio of our CEO’s annual total compensation to the annual total compensation of our median employee was 291 to 1.

To identify the median of the annual total compensation of all of our employees, as well as to determine the annual total compensation of our median employee and our CEO, we took the following steps:

●	We determined our employee population as of March 26, 2022, our determination date. As of this date, we had a total of 7,565 employees, excluding our CEO. Of this total, 69% were part-time employees and seasonal or temporary workers.
●	To identify the “median employee” from our employee population, we measured the employee population’s total annual compensation for fiscal 2022, including salary, stock awards, option awards, non-equity incentive plan compensation, non-qualified deferred compensation earnings and all other compensation.
●	We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation. We did not make any cost-of-living adjustments in identifying the “median employee.”
●	We annualized compensation of employees who were not employed with us for the full fiscal year. We did not annualize compensation for seasonal workers and we did not make full-time equivalent adjustments for part-time employees. In determining our median compensated employee and calculating the CEO Pay Ratio, we did not use any of the exemptions permitted under SEC rules.

Our Company believes that the CEO Pay Ratio set forth above is a reasonable estimate for fiscal 2022, determined in a manner consistent with SEC rules. The SEC rules for identifying the median compensated employee and calculating the CEO Pay Ratio based on that employee’s total annual compensation permit companies to adopt a variety of methodologies, to apply certain exemptions and to make certain assumptions, adjustments or estimates that reflect their compensation policies. Accordingly, the CEO Pay Ratio may not be comparable to the pay ratios reported by other companies, which may have used different methodologies, assumptions, adjustments or estimates in calculating their pay ratios.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

Section 14A of the Exchange Act requires us to allow our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with SEC rules.

We are asking our stockholders to provide advisory approval of the compensation of our NEOs, as such compensation is described in the “Compensation Discussion and Analysis” and “Executive Compensation” sections, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in this proxy statement, beginning on page 18. We urge our stockholders to review the complete Executive Compensation section included in this proxy statement for more information.

Our board of directors believes that the information provided within the “Executive Compensation” section of this proxy statement demonstrates that our executive compensation program is designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our board of directors will request your advisory vote on the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s NEOs for the fiscal year ended March 26, 2022, as disclosed in the Company’s Proxy Statement for the 2022 Annual Meeting pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.

Vote Required

The say-on-pay proposal requires the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote on the proposal.

The say-on-pay vote is advisory, and therefore not binding on our company, our compensation committee, or our board of directors. Although non-binding, the vote will provide information to our compensation committee and our board of directors regarding investor sentiment about our executive compensation philosophy, policies, and practices, which our compensation committee and our board of directors will be able to consider when determining executive compensation for the years to come.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS FOR THE FISCAL YEAR ENDED March 26, 2022, AS DESCRIBED IN THE “COMPENSATION DISCUSSION AND ANALYSIS” AND “Executive Compensation” SECTIONS AND THE RELATED TABULAR AND NARRATIVE DISCLOSURE SET FORTH IN THIS PROXY STATEMENT.

REPORT OF THE AUDIT COMMITTEE

For fiscal 2022, the board of directors appointed an Audit Committee consisting of Brenda I. Morris, the chair of the committee, Eddie Burt, Anne MacDonald and Brad Weston, each of whom is an “independent” director, as defined under the applicable rules and regulations of the SEC and of the NYSE and meets the requirements for financial literacy under the applicable rules of the NYSE. Our board of directors has determined that Brenda I. Morris is an “audit committee financial expert” as defined under the applicable rules of the SEC. In arriving at this determination, the board of directors has examined each Audit Committee member’s scope of experience in financial roles and the nature of their employment.

The purpose of the Audit Committee is to provide oversight of the Company’s accounting and financial reporting processes, the audits of the financial statements of the Company and the Company’s compliance with applicable legal requirements and regulations. The primary responsibilities of the Audit Committee include reviewing and pre-approving the engagement of our independent registered public accounting firm, reviewing our annual and quarterly financial statements and reports, discussing the statements and reports with our independent registered public accounting firm and management, and reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent registered public accounting firm is responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. Our board of directors has adopted a written charter for the Audit Committee, available at http://investor.bootbarn.com that reflects, among other things, requirements of the Sarbanes-Oxley Act of 2002, rules adopted by the SEC, and rules of NYSE. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on or accessible through our website into this proxy statement.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and Deloitte & Touche LLP (referred to as “Deloitte”), the Company’s independent registered public accounting firm, the audited financial statements at March 26, 2022 and March 27, 2021 and for each of the years in the three-year period ended March 26, 2022. The Audit Committee discussed with Deloitte the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16, Communications with Audit Committees, and other applicable regulations. This included a discussion of Deloitte’s judgments as to the quality, not just the acceptability, of our Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee received from Deloitte, written disclosures and the letter required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence. The Audit Committee and Deloitte also discussed Deloitte’s independence from management and our Company, including the matters covered by the written disclosures and letter provided by Deloitte.

The Audit Committee discussed with Deloitte the overall scope and plans for its audit. The Audit Committee meets with Deloitte, with and without management present, to discuss the results of Deloitte’s examinations, its evaluations of our Company, the internal controls, and the overall quality of the financial reporting. The Audit Committee held four meetings during fiscal 2022.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors, and the board of directors approved, that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended March 26, 2022 for filing with the Securities and Exchange Commission.

The report has been furnished by the Audit Committee to our board of directors.

Brenda I. Morris, Chairperson Eddie Burt Anne MacDonald Brad Weston

The information contained in the “Report of the Audit Committee” is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by the Company under the Exchange Act or the Securities Act of 1933 unless and only to the extent that the Company specifically incorporates it by reference.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Deloitte & Touche LLP (referred to as “Deloitte”), an independent registered public accounting firm, to audit the consolidated financial statements of our Company for the fiscal year ending April 1, 2023, and recommends that stockholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, the audit committee will reconsider its selection. We anticipate that representatives of Deloitte will be present at the Annual Meeting, will have the opportunity to make a statement if they desire and will be available to respond to appropriate questions.

Aggregate fees billed to our Company for the fiscal years ended March 26, 2022 and March 27, 2021 by Deloitte, our independent registered public accounting firm, are as follows:

	March 26, 2022	March 27, 2021
Audit fees (1)	$751,200	$735,010
Audit-related fees	-	-
Tax fees (2)	320,387	331,216
All other fees	-	-
Total	$1,071,587	$1,066,226

(1)	Audit fees include (i) fees associated with the audits of our consolidated financial statements, (ii) reviews of our interim quarterly consolidated financial statements, and (iii) other items related to SEC matters.
(2)	Tax fees consist primarily of tax consultation services.

Audit Committee Pre-Approval Policies and Procedures

Our audit committee has adopted policies and procedures for the pre-approval of audit services, internal control-related services and permitted non-audit services rendered by our independent registered public accounting firm. Pre-approval may also be given as part of our audit committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual, case-by-case basis before the independent registered public accounting firm is engaged to provide each service.

All of the services provided by Deloitte described above were approved by our audit committee pursuant to our audit committee’s pre-approval policies.

Vote Required

Ratification of the appointment of Deloitte to audit the consolidated financial statements of our Company for the fiscal year ending April 1, 2023 will require the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF OUR COMPANY FOR THE FISCAL YEAR ENDING APRIL 1, 2023.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of the record date, June 30, 2022, by the following:

●	each of our directors and NEOs;
●	all of our directors and executive officers as a group; and
●	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock.

For further information regarding material transactions between us and certain of our stockholders, see “Certain Relationships and Related Party Transactions.”

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within 60 days of the record date, June 30, 2022. Shares issuable pursuant to options are deemed outstanding for computing the percentage of the person holding such options, but are not outstanding for computing the percentage of any other person. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose.

Our calculation of the percentage of beneficial ownership is based on 29,806,461 shares of common stock outstanding as of June 30, 2022.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Boot Barn Holdings, Inc., 15345 Barranca Pkwy., Irvine, California 92618.

Name of Beneficial Owner	Shares Beneficially Owned	Percentage Beneficially Owned
Named Executive Officers and Directors:
Greg Bettinelli (1)	4,859	*
Chris Bruzzo (2)	1,277	*
Eddie Burt (3)	1,277	*
Lisa G. Laube (4)	10,345	*
Anne MacDonald (5)	9,435	*
Brenda I. Morris (6)	5,703	*
Peter Starrett (7)	18,278	*
Brad Weston (8)	10,345	*
James G. Conroy (9)	122,155	*
Gregory V. Hackman (10)	80,192	*
James M. Watkins (11)	14,276	*
Laurie Grijalva (12)	71,380	*
John Hazen	-	*
Michael A. Love (13)	25,504	*
All directors and executive officers as a group (14 persons)	375,026	1.2%

5% Stockholders:
BlackRock, Inc. (14)	4,655,016	15.6%
The Vanguard Group, Inc. (15)	2,579,840	8.7%

*	Less than 1% of the outstanding shares of common stock.
(1)	The indicated shares consist of 4,859 shares held of record.
(2)	The indicated shares consist of 1,277 shares held of record.
(3)	The indicated shares consist of 1,277 shares held of record.
(4)	The indicated shares consist of 10,345 shares held of record.
(5)	The indicated shares consist of 9,435 shares held of record. The receipt of 7,479 such shares upon vesting has been deferred by the director until six months after they cease to be a director.
(6)	The indicated shares consist of 5,703 shares held of record. The receipt of 2,620 such shares upon vesting has been deferred by the director until six months after they cease to be a director.
(7)	The indicated shares consist of 18,278 shares held of record. The receipt of 7,479 such shares upon vesting has been deferred by the director until six months after they cease to be a director. The remaining shares are held by the Starrett Family Trust, dated April 11, 1999.
(8)	The indicated shares consist of 10,345 shares held of record.
(9)	The indicated shares consist of (i) 35,701 shares held of record and (ii) 86,454 shares subject to outstanding options which are currently exercisable.

(10)	The indicated shares consist of (i) 42,702 shares held of record, (ii) 34,485 shares subject to outstanding options which are currently exercisable and (iii) 3,005 shares subject to outstanding options which are exercisable within 60 days of June 30, 2022.
(11)	The indicated shares consist of (i) 5,853 shares held of record, (ii) 6,921 shares subject to outstanding options which are currently exercisable and (iii) 1,502 shares subject to outstanding options which are exercisable within 60 days of June 30, 2022.
(12)	The indicated shares consist of (i) 14,316 shares held of record and (ii) 57,064 shares subject to outstanding options which are currently exercisable.
(13)	The indicated shares consist of (i) 10,250 shares held of record and (ii) 15,254 shares subject to outstanding options which are currently exercisable.
(14)	BlackRock, Inc. is the holder of record of the indicated shares according to Amendment No. 5 to the Statement on Schedule 13G filed on January 27, 2022. The business address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.
(15)	The Vanguard Group, Inc. is the holder of record of the indicated shares according to Amendment No. 3 to the Statement on Schedule 13G filed on February 9, 2022. The business address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements, we describe below transactions and series of similar transactions during our last three fiscal years to which we were a party or will be a party, in which:

●	the amounts involved were determined to be material; and
●	any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Compensation arrangements for our directors and NEOs are described elsewhere in this proxy statement.

The following persons and entities that participated in the transactions listed in this section were “related persons” (as defined below) at the time of the transaction:

Transactions involving John Grijalva

John Grijalva, the husband of Ms. Grijalva, Chief Merchandising Officer, works as an independent sales representative primarily for Dan Post Boot Company, Outback Trading Company, LTD and KS Marketing LLC. Mr. Grijalva conducts his business as an independent sales representative through a limited liability company of which he and Ms. Grijalva are members. We purchased merchandise from these suppliers in the aggregate approximate amounts of $39.5 million, $13.8 million, and $17.8 million in fiscal 2022, fiscal 2021, and fiscal 2020, respectively. Mr. Grijalva was paid commissions by the Company of approximately $2.4 million, $1.0 million, and $1.2 million in fiscal 2022, fiscal 2021 and fiscal 2020, respectively, a portion of which were passed on to other sales representatives working for Mr. Grijalva.

Leases and Other Transactions

The Company had capital expenditures with Floor & Decor Holdings, Inc., a specialty retail vendor in the flooring market. These capital expenditures amounted to $0.6 million, $0.4 million, and $0.8 million in fiscal 2022, fiscal 2021, and fiscal 2020, respectively, and were recorded as property and equipment, net on the consolidated balance sheets. During these fiscal years, certain members of the Company’s board of directors either served on the board of directors or as an executive officer at Floor & Decor Holdings, Inc.

Indemnification

We have agreed to indemnify each of the stockholders party to the registration rights agreement against certain liabilities in connection with a demand or piggyback registration of shares of common stock, including under the Securities Act of 1933, as amended.

Indemnification of Directors and Officers

Our amended and restated bylaws provide that we will indemnify and advance expenses to our directors and executive officers to the fullest extent permitted by the General Corporation Law of the State of Delaware (the “DGCL”). In addition, our amended and restated certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty, except as otherwise prohibited under the DGCL.

We have entered into customary indemnification agreements with each of our directors and executive officers. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL. Our indemnification agreements also provide that we are required to advance expenses to our directors and officers as incurred in connection with legal proceedings against them for which they may be indemnified and that the rights conferred in the indemnification agreements are not exclusive.

There is no pending litigation or proceeding involving any of our directors or executive officers to which indemnification is being sought, and we are not aware of any pending litigation that may result in claims for indemnification by any director or executive officer.

Review, Approval or Ratification of Transactions with Related Persons

Our board of directors adopted a written statement of policy, effective immediately prior to the completion of our initial public offering, for the evaluation of and the approval, disapproval and monitoring of transactions involving us and “related persons”. For the purposes of the policy, “related persons” will include our executive officers, vice presidents, directors and director nominees or their immediate family members, stockholders owning 5% or more of our outstanding common stock or any entity in which any of the foregoing persons is an employee, general partner, principal or holder of a 5% or more ownership interest.

Our related person transactions policy requires:

●	that any transaction in which a related person has a material direct or indirect interest which we refer to as a “related person transaction”, and any material amendment or modification to a related person transaction, be evaluated and approved by our audit committee or by the disinterested members of the audit committee, as applicable; and

●	that any employment relationship or transaction involving an executive officer and any related compensation solely resulting from that employment relationship or transaction must be approved by the compensation committee of our board of directors or recommended by the compensation committee to the board of directors for its approval.

In connection with the review and approval or ratification of a related person transaction:

●	management must disclose to the audit committee or the disinterested members of the audit committee, as applicable, the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction;

●	management must advise the audit committee or the disinterested members of the audit committee, as applicable, as to whether the related person transaction complies with the terms of our agreements governing our material outstanding indebtedness;

●	management must advise the audit committee or the disinterested members of the audit committee, as applicable, as to whether the related person transaction will be required to be disclosed in our SEC filings (to the extent it is required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with SEC rules); and

●	management must advise the audit committee or the disinterested members of the audit committee, as applicable, as to whether the related person transaction constitutes a “personal loan” for purposes of Section 402 of the Sarbanes-Oxley Act.

In addition, the related person transactions policy provides that the audit committee, in connection with any approval or ratification of a related person transaction involving a non-employee director or director nominee, should consider whether such transaction would compromise the director or director nominee’s status as an “independent”, “outside” or “non-employee” director, as applicable, under the rules and regulations of the SEC, the NYSE and the Code. In approving or rejecting any related person transaction, the audit committee or the disinterested members of the audit committee, as applicable, is required to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, any proposal that a stockholder of our Company wishes to have included in the proxy statement in connection with our 2023 Annual Meeting of Stockholders must be submitted to us no later than March 16, 2023, unless we change the date of our 2023 Annual Meeting more than 30 days before or after August 29, 2023, in which case such proposal must be received a reasonable time before we begin to print and distribute our 2023 proxy materials. All such stockholder proposals must follow the procedures outlined in Rule 14a-8 under the Exchange Act.

In accordance with our amended and restated bylaws, stockholder proposals, including stockholder nominations for candidates for election as directors, that are intended to be presented by stockholders at the annual meeting of stockholders for the fiscal year ending April 1, 2023 but not submitted for inclusion in the proxy statement for our 2023 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act, must be received by us no earlier than May 1, 2023 and no later than May 31, 2023, unless we change the date of our 2023 Annual Meeting more than 30 days before or more than 70 days after August 29, 2023, in which case stockholder proposals must be received by us not later than the close of business on the 10th day following the day on which we first make a public announcement of the date of such meeting. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. All such stockholder proposals must include the specified information described in our amended and restated bylaws.

Proposals and other items of business should be directed to the attention of the Corporate Secretary at our principal executive offices, 15345 Barranca Pkwy., Irvine, California 92618.

OTHER MATTERS

We know of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the board of directors may recommend.

Dated: July 14, 2022

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received 5:00 p.m., Central Time, on August 28, 2022. Online Go to www.envisionreports.com/BOOT or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/BOOT Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + 1. Election of Directors: For Withhold For Withhold For Withhold 01 - Peter Starrett 02 - Chris Bruzzo 03 - Eddie Burt 04 - James G. Conroy 05 - Lisa G. Laube 06 - Anne MacDonald 07 - Brenda I. Morris 08 - Brad Weston ForAgainst Abstain ForAgainst Abstain 2. To vote on a non-binding advisory resolution to approve the compensation paid to named executive officers for fiscal 2022 (“say-on-pay”). 3. Ratification of Deloitte & Touche LLP as the independent auditor for the fiscal year ending April 1, 2023. Note: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + 1 U P X 03NOVB B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. A Proposals — The Board of Directors recommend a vote FOR all the nominees listed, and FOR Proposals 2 and 3. 2022 Annual Meeting Proxy Card

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The material is available at: www.envisionreports.com/BOOT q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + Notice of 2022 Annual Meeting of Stockholders 15345 Barranca Pkwy, Irvine, California 92618 Proxy Solicited by Board of Directors for Annual Meeting — August 29, 2022 James G. Conroy and James M. Watkins, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Boot Barn Holdings, Inc. to be held on August 29, 2022 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of directors, and FOR Proposals 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) Change of Address — Please print new address below. Comments — Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. + C Non-Voting Items Boot Barn Holdings, Inc. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/BOOT